Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

Dated as of September 9, 2022

by and among

SF SOLAR BLOCKER 2 LLC,

SF SOLAR BLOCKER 3 LLC,

and

SPRUCE HOLDING COMPANY 3 HOLDCO LLC,

as Sellers,

HPS INVESTMENT PARTNERS, LLC,
as the Sellers’ Representative,

and

XL FLEET CORP.,

as Buyer

i

SCHEDULE I	PRO RATA SHARES OF SELLERS
SCHEDULE II	TARGET ENTITIES OWNERSHIP
SCHEDULE III	SYSTEM ENTITIES
SCHEDULE IV	KEY EMPLOYEE

EXHIBIT A	FORM OF ASSIGNMENT AGREEMENT
EXHIBIT B	R&W INSURANCE POLICY

INDEX OF DEFINED TERMS

Action	1
Additional Level Solar Purchase Price	1
Affiliate	1
Agreed Upon Tax Treatment	20
Agreement	1
Agreement Date	1
Allocation	20
Allocation Objection Notice	20
Ampere IV Withdrawal Amount	1
Anti-Bribery Laws	55
Assignment Agreement	19
Audited Financial Statements	26
Base Purchase Price	18
Business	1
Business Day	2
Buyer	2
Buyer Confidential Information	2
Buyer Disclosure Schedule	2
Buyer Related Persons	72
Buyer Releasors	71
Buyer’s Knowledge	2
Closing	18
Closing Date	18
COBRA	2
Code	2
Company Contract	3
Company Data	3
Company Employee	3
Company Plan	3
Confidentiality Agreement	3
Constitutive Documents	4
Consumer	4
Consumer Protection Laws	4
Contract	4
Contracting Parties	74
Counsel	73
Customer Agreement	52
Customer Offerings	4
D&O Indemnified Persons	63
Data Room	4
Derivative Instrument	54
Disclosure Schedules	70
Documentation	4
Employee Benefit Plans	5

v

Encumbrance	5
Environmental Attributes	5
Environmental Laws	6
Environmental Permits	6
Equity Interests	6
ERISA	6
ERISA Affiliate	6
Excluded Matter	10
Exploit	6
Exploitation	6
FERC	6
Financial Statements	26
FPA	6
Fraud	6
GAAP	7
Governmental Entity	7
Green Tag Reporting Rights	7
Hazardous Substance	7
HoldCo	1
Host Customer	7
Indebtedness	7
Independent Accountant	20
Information Privacy and Security Laws	8
Insurance Policies	37
Intellectual Property	8
Intellectual Property Registrations	9
Interim Financial Statements	26
Internal Systems	9
Knowledge of the Sellers	13
Law	9
Leased Real Property	36
Level Solar Transaction	9
Loans	53
Made Available	9
Material Adverse Effect	10
Material Vendor	34
Membership Interests	1
Non-Income Tax Contest	60
Nonparty Affiliates	74
OFAC	10
Open Source Materials	10
Order	10
Ordinary Course of Business	10
Patent Rights	10
Permits	34

Permitted Encumbrances	11
Person	11
Personal Information	11
PPACA	44
Privacy Laws	12
Pro Rata Share	12
Project Grant – VDR	4
Purchase Price	17
QF	38
Qualified Plan	43
R&W Insurance Policy	12
Real Property	12
Real Property Agreements	36
Reference Balance Sheet	12
Reference Date	12
Regulatory Agreement	35
Release	12
Representatives	12
Restricted Period	63
Restricted Persons	27
Sanctioned Person	12
Sanctions	13
Securities Act	57
Security Breach	50
Seller Confidential Information	13
Seller Disclosure Schedule	13
Seller Related Persons	71
Seller Releasors	72
Seller’s Knowledge	13
Sellers	1
Sellers’ Representative	1
SF 2	1
SF 3	1
SHC 1	1
SHC 2	1
SHC 3	1
Software	13
Spruce Manager Transfer Agreement	19
Support Obligations	14
System Entities	1
Systems	14
Tail Policy	63
Target Companies	1
Target Company	1
Target Entities	1

Target Entity Intellectual Property	14
Target Entity Licensed Intellectual Property	14
Target Entity Owned Intellectual Property	14
Target Entity Registrations	14
Target Entity Source Code	14
Target Subsidiaries	1
Tax	14
Tax Contest	60
Tax Equity Document	14
Tax Equity Facility	14
Tax Equity Investor	15
Tax Indemnity	15
Tax Loss	15
Tax Return	15
Taxes	14
Taxing Authority	15
Trademarks	15
Transaction Documents	15
Transaction Expenses	16
Transfer Taxes	16
Transferred Interests	1
Treasury Regulations	16
Unaudited Financial Statements	26
WARN Act	41

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 9, 2022 (the “Agreement Date”), is made by and among XL FLEET CORP., a Delaware corporation (“Buyer”), SF SOLAR BLOCKER 2 LLC, a Delaware limited liability company (“SF 2”), SF SOLAR BLOCKER 3 LLC, a Delaware limited liability company (“SF 3”), and SPRUCE HOLDING COMPANY 3 HOLDCO LLC, a Delaware limited liability company (“HoldCo” and, together with SF 2 and SF 3, “Sellers”), and HPS INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the “Sellers’ Representative”), in its capacity as the Sellers’ Representative.

RECITALS

WHEREAS, Sellers collectively own 100% of the issued and outstanding limited liability company interests (the “Membership Interests”) in Spruce Holding Company 1 LLC, a Delaware limited liability company (“SHC 1”), Spruce Holding Company 2 LLC, a Delaware limited liability company (“SHC 2”), and Spruce Holding Company 3 LLC, a Delaware limited liability company (“SHC 3” and, together with SHC 1 and SHC 2, collectively, the “Target Companies” and, each individually, a “Target Company”) in the respective proportions set forth on Schedule I;

WHEREAS, the Target Companies collectively own, directly or indirectly, the Equity Interests of the entities listed on Schedule II (the “Target Subsidiaries” and, together with the Target Companies, the “Target Entities”) in the respective proportions set forth on Schedule II;

WHEREAS, certain Target Entities set forth on Schedule III (the “System Entities”) collectively own approximately 52,000 residential solar systems in 16 states with an aggregate capacity of approximately 275 megawatts; and

WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to sell, transfer, convey and assign to Buyer, 100% of the Membership Interests of each of the Target Companies (the “Transferred Interests”) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Buyer to enter into this Agreement, the Person named on Schedule IV has entered into a duly executed agreement regarding employment matters to become effective as of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and the Exhibits, Schedules and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.

“Action” means any litigation, action, cause of action, claim, complaint, demand, inquiry, investigation, petition, suit, arbitration, or other proceeding, whether civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Entity or any Company Plan’s administrator.

“Additional Level Solar Purchase Price” means the additional $2,000,000 payable to NY Green Bank pursuant to that certain Secured Creditor Membership Interest Sale and Purchase Agreement, dated July 11, 2022, by and between Spruce Power 2, LLC and NY Green Bank in the event Spruce Power 2, LLC or any Affiliate thereof enters into a qualifying Term Loan B Financing (as defined therein) on or prior to December 31, 2022.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Ampere IV Withdrawal Amount” means any “Withdrawal Amount” payable to Firstar Development, LLC pursuant to Section 9.8 of the Amended and Restated Limited Liability Company Agreement of Ampere Solar Owner IV, LLC, dated as of October 30, 2015 (as amended, supplemented, or otherwise modified).

“Base Purchase Price” means an aggregate amount equal to $59,787,948.08.

“Business” means, with respect to a Target Company, the business of such Target Company and its Target Subsidiaries as currently conducted and as proposed to be conducted, including (a) the administration of such Target Company and its Target Subsidiaries; (b) the direct and indirect operation and maintenance of the Systems of its Target Subsidiaries; (c) the generation and sale of electricity from and Environmental Attributes of the Systems of its Target Subsidiaries; (d) leasing, sales and service of Systems of its Target Subsidiaries; and (e) any other related ancillary business of such Target Company and its Target Subsidiaries.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the United States are closed generally.

“Buyer Confidential Information” means (a) all information related to the Target Entities or the Business, including all reports, analyses, notes or other information that contain any such information, (b) all other information of or related to Buyer or its Affiliates not related to the Business, including all reports, analysis, notes or other information which contain any such information and (c) the existence, terms, conditions and other facts of this Agreement (and the transactions contemplated hereby), the Assignment Agreements and any certificate delivered pursuant to this Agreement. Buyer Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by any Seller or their Representatives in violation of this Agreement or the Confidentiality Agreement or (ii) is rightfully received by Sellers after the Closing from a third Person that does not, to Sellers’ Knowledge, owe a duty of confidentiality to Buyer or its Affiliates however arising.

“Buyer Disclosure Schedule” means the Disclosure Schedules which are attached hereto and delivered by Buyer.

“Buyer’s Knowledge” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Buyer Disclosure Schedule after reasonable inquiry of employees of Buyer responsible for the relevant subject matter.

“COBRA” means the requirements for continuation health coverage under ERISA Section 601 et seq. and Section 4980B of the Code and any comparable state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means the following Contracts to which any Target Entity is a party (or by the terms of which such Target Entity or its assets are bound) and which are in effect on the date hereof: (a) each swap, exchange, commodity option or hedging Contract; (b) each operation, maintenance and management Contract that is material to the operation of the Business; (c) each Contract which provides for payments to or from any Target Entity in excess of $100,000 over the stated term of the Contract; (d) each Contract under which any Target Entity has (i) created, incurred, assumed or guaranteed (or entered into any arrangement that has the effect of guaranteeing) any Indebtedness (including capitalized lease obligations) or mortgaged, pledged or otherwise agreed to the placing of an Encumbrance on any of their assets, or (ii) extended credit to any Person in an amount in excess of $100,000 of committed credit; (e) each Contract with any Seller or other Affiliate; (f) each Contract establishing any joint venture, strategic alliance or other similar collaboration; (g) each Contract providing for leveraged lease arrangements or tax indemnification arrangements; (h) each Tax Equity Document to which a Target Entity is a party; (i) Real Property Agreements (other than Customer Agreements that would also constitute Real Property Agreements); (j) each collective bargaining agreement or other Contract with any labor union; (k) any Contract or Company Plan pursuant to which any Seller, any Target Entity or any of their Affiliates is or may become obligated to (A) pay or provide severance or retention compensation or provide more than sixty (60) days of advance notice of termination to any individual or (B) pay or provide change in control or other deal based bonuses or compensation or payments in connection with the transactions contemplated by this Agreement; (l) each lease or agreement under which any Target Entity is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (m) each license agreement granting a third party a license under material Intellectual Property owned by any Target Entity (other than licenses granted in the Ordinary Course of Business); (n) each license agreement relating to the use by a Target Entity of any material third party Intellectual Property (excluding contracts with respect to off-the-shelf or commercially available software or services); (o) each Customer Agreement with any Material Customer; (p) each Contract which prohibits any Target Entity from freely engaging in business anywhere in the world or which restricts any Target Entity from soliciting customers or soliciting or hiring employees; (q) each Contract with any Material Vendor; (r) any Contract with any Governmental Entity; (s) any Contract constituting a settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related Action is settled) and under which obligations of a Target Entity remain outstanding; and (t) any Contract in which any Target Entity has granted “most favored nations” pricing provisions or which any Target Entity has agreed to purchase or supply a minimum quantity of goods or services or has agreed to purchase or supply goods or services exclusively from or to a certain party.

“Company Employee” means any current or former employee of any Target Entity.

“Company Data” means all data comprising confidential information or a trade secret that is collected, generated, or received by or for the benefit of any Target Entity, or otherwise within the possession or control of any Target Entity or any contractor or subcontractor of a Target Entity, in connection with the development, testing, marketing, delivery, or use of any product or service of a Target Entity or the Business, including Personal Information.

“Company Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, managers, officers or members of the Target Entities that is sponsored or maintained by any Target Entity or with respect to which any Target Entity has made or is required to make payments, property transfers or contributions or has or may have any actual or potential liability.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated April 27, 2022, by and between XL Hybrids, Inc. and Spruce Manager LLC.

“Constitutive Documents” means, with respect to a corporation, the certificate/articles of incorporation and bylaws and, with respect to a limited liability company, the certificate/articles of formation/organization and the limited liability company/operating agreement, as amended (if applicable) of each Target Entity or any similar Contracts relating to the ownership or governance of such Person.

“Consumer” means any individual person that is transacting, has transacted or is seeking or sought by any person to transact for the lease or purchase of goods or services, an extension of credit, or other financial accommodation with respect to the products and services of any Target Entity or any of their Affiliates that is or is intended to be primarily used for personal, family or household use.

“Consumer Protection Laws” means all applicable Laws and implementing regulations (including those applicable Laws enforced or administered by the Consumer Financial Protection Bureau, the Federal Trade Commission, and any other Governmental Entity) that relate to Consumer rights, protections or obligations related to marketing, advertising, soliciting, financing, selling or communicating through any medium to or any transaction with a Consumer.

“Contract” means any contract, agreement, arrangement, commitment, indenture, instrument, purchase order, license, undertaking, or any other legally-binding arrangement, in each case whether oral or written, including any amendments and other modifications thereto.

“Customer Agreement” means, with respect to a System, a residential solar electricity purchase agreement or a residential solar system lease agreement with respect to such System by and between the applicable Target Entity and the applicable Host Customer at whose property such System is installed.

“Customer Offerings” means the products (including Software and Documentation) that any Target Entity (a) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (b) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years.

“Data Room” means the virtual data room titled “Project Grant – VDR” and hosted by iDeals at https://www4.idealsvdr.com/v3/Project_Grant_-_VDR_h9r9u/#/documents?path=2572698.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans, programs, agreements, policies or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the Target Entities), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, profits interests, sick leave, vacation pay, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option, equity or equity-based incentive or purchase plans, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Encumbrance” means any charge, lease, covenant, easement, encumbrance, pledge, security interest, lien, option, mortgage, deed of trust, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by Contract, understanding or Law, or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), except for, in the case of the Transferred Interests and other Equity Interests, any restrictions on transfer arising under any applicable federal, state or foreign securities Law or set forth in the Constitutive Documents.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to a System, the production of electrical energy from a System and its displacement of conventional energy generation, including (a) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by Law, to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere; and (c) the reporting rights related to these avoided emissions, including Green Tag Reporting Rights and all such reporting rights related to renewable energy credits or certificates. Without limiting the generality of the foregoing, Environmental Attributes include carbon trading credits, renewable energy credits or certificates, emissions reduction credits, investment credits, emissions allowances, green tags, tradeable renewable credits and Green-e® products.

“Environmental Laws” means any and all Laws pertaining to the prevention of pollution, remediation of contamination, protection of human health and safety or protection of the environment (including ambient air, indoor air, surface water, wetlands, groundwater, sediments, soil gas, land surface or subsurface strata, natural resources and endangered, threatened or other protected or special-status species).

“Environmental Permits” means written permits, registrations, licenses, certificates, approvals, exemptions, variances and other authorizations required under any Environmental Law.

“Equity Interests” means, in respect of any Person, shares of capital stock, membership interests, partnership interests, joint venture interests or other equity, ownership or similar interests, and any option, subscription, warrant, right, instrument, Company Contract or security (including debt securities) convertible, exchangeable or exercisable therefor or that would otherwise entitle any other Person to acquire such an interest (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Target Entity.

“Exploit” means develop, design, test, modify, make, use, sell, have made, have used, have sold, import, reproduce, market, offer to sell, distribute, commercialize, support, maintain, correct or create derivative works of; “Exploitation” has the correlative meaning.

“FERC” means the Federal Energy Regulatory Commission.

“FPA” means the Federal Power Act of 1935, as amended, and FERC’s implementing regulations thereunder.

“Fraud” means “fraud” as defined by common law of the State of Delaware by a party hereto with respect to the making of the representations and warranties of such party set forth in ARTICLE III, ARTICLE IV, or ARTICLE V of this Agreement (provided that, for purposes hereof, “Fraud” shall not include fraud based on theories of constructive fraud, negligence or recklessness).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Entity” means (i) any federal, state, provincial, foreign or local government, (ii) any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any nature thereof or (iii) governmental or quasi-governmental authority of any nature thereof (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, self-regulatory organization or other entity and any court, arbitrator, arbitration panel or other tribunal).

“Green Tag Reporting Rights” means the right of a party to report the ownership of Environmental Attributes in compliance with Law, as applicable, including to any Governmental Entity or any other party, and include Green Tag Reporting Rights accruing under (a) Section 1605(b) of the Energy Policy Act of 1992 and (b) any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program.

“Hazardous Substance” means any substance that (a) is or contains asbestos, polychlorinated biphenyls, mold, radioactive matter or radon; (b) is or contains oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions or derivatives thereof; (c) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” “contaminant” or words of similar import; or (d) whether by its nature or its use, is regulated by any Environmental Law.

“Host Customer” means, with respect to a Target Entity, a residential customer of such Target Entity at whose property a System is installed.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Target Entities (including any (A) unpaid principal, (B) accrued and unpaid interest, and (C) premium, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection with the transactions contemplated by this Agreement as a result of the prepayment or discharge thereof), (ii) liabilities of the Target Entities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities of the Target Entities to pay the deferred purchase price of property or services (including earnout, milestone, and similar obligations) or for the cost of improvements thereto, other than trade payables or other accrued liabilities incurred in the Ordinary Course of Business, (iv) any performance bond or letter of credit or any bank overdrafts and similar charges (in each case, solely to the extent drawn), (v) all liabilities of the Target Entities arising out of hedging, interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, to the extent payable if terminated, (vi) capitalized lease or finance lease obligations and any off-balance sheet financing, (vii) any of the foregoing to the extent guaranteed by a Target Entity, (viii) obligations pursuant to conditional sale or other title retention agreements, (ix) any Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date for which payment has been deferred under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, (x) any unpaid Tax liabilities, (xi) commissions earned but not yet paid, (xii) any deferred compensation arrangements, other than obligations under the Spruce Power Long-Term Incentive Compensation Plan, (xiii) unpaid bonuses or 401(k) match liabilities for fiscal year 2021, and (xiv) unpaid severance and the employer-portion of payroll Taxes associated therewith arising from any terminations prior to the Closing (whether or not accrued); provided, that “Indebtedness” shall not include any such liabilities or obligations (a) solely between the Target Entities; (b) with respect to any Ampere IV Withdrawal Amount; and (c) with respect to any Additional Level Solar Purchase Price.

“Information Privacy and Security Laws” means any and all applicable Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder, including, but not limited to HIPAA; HITECH; the Gramm-Leach-Bliley Act; the Fair Credit Reporting Act and its state law equivalents; the Fair and Accurate Credit Transaction Act; the Federal Trade Commission Act and all guidance published by the Federal Trade Commission; the Privacy Act of 1974; the CAN-SPAM Act; the Telephone Consumer Protection Act and related Federal Communications Commission orders and guidance; the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Online Privacy Protection Act and California Consumer Privacy Act; the Massachusetts Data Security Regulation (201 CMR 17.00 et seq.); state social security number protection Laws; state data protection Laws; state data breach notification Laws; state consumer protection Laws, the European Union General Data Protection Regulation and any national implementing laws, regulations, and secondary legislation, the European Union’s Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (Directive on privacy and electronic communications), Canada’s Personal Information Protection and Electronic Documents Act and any provincial privacy laws; other foreign and international privacy and data protection laws, each as amended from time to time; and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and associated principles for similar activities, available at http://www.aboutads.info/principles, and the self-regulatory guidelines in other jurisdictions where the Target Entity engages in such practices.

“Intellectual Property” means all intellectual property or proprietary rights arising under the Laws of any jurisdiction in the world, including (a) copyrights and rights in original works of authorship and designs, including moral rights of authors, (b) Patent Rights, (c) Trademarks and all goodwill in Trademarks, (d) inventions, invention disclosures, statutory invention registrations, trade secrets, know-how, and confidential information (which may include scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists), whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice, (e) rights in Software, data, and databases, (f) other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions), and (g) all applications (pending or in process) and registrations for any of the foregoing.

“Intellectual Property Registrations” means Patent Rights, registered Trademarks (including domain names), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by each Target Entity in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of a Target Entity or hosted at a third party site.

“Law” means any federal, state, provincial, foreign or local laws (including common law), constitutions, statutes, codes, rules, ordinances, resolutions, rulings, regulations, treaties, executive orders, directives, promulgations, decrees or edicts by a Governmental Entity having the force of law or any Order of any applicable Governmental Entity.

“Level Solar Transaction” means the acquisition by Spruce Power 2, LLC, directly or indirectly, of all the outstanding membership interests in Level Solar Sponsor Holdings I LLC, Level Solar Holdings I LLC, Level Solar Fund II LLC, Level Solar Holdings III LLC, and Level Solar Holdings IV LLC, pursuant to that certain Secured Creditor Membership Interest Sale and Purchase Agreement, dated as of July 12, 2022, by and among NY Green Bank, as seller, and Spruce Power 2, LLC, as buyer, and the associated financing transaction pursuant to that certain Amended and Restated Credit Agreement, dated as of July 12, 2022, by and among Spruce Power 2, LLC, as borrower, Silicon Valley Bank, as administrative agent and as issuing bank, and the financial institutions as lenders from time to time party thereto.

“Made Available” means the respective materials that were posted to the Data Room at least one (1) Business Day prior to the Agreement Date.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, assets, properties, results of operations or financial condition of the Target Entities (taken as a whole) or (y) the ability of Sellers to consummate the transactions contemplated by this Agreement, other than, solely in the case of clause (x), an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general; (b) the effect of any change that generally affects any industry in which the Target Entities operate; (c) the effect of any change arising in connection with any natural disasters, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (d) the effect of (or material worsening of) any epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic); (e) the effect of any changes in applicable Laws or GAAP; or (f) the failure, in and of itself, of any Target Company to meet any of its internal projections (it being understood that this clause (f) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (to the extent the effect(s) of such change, event, occurrence or development is not otherwise an Excluded Matter)); except in the case where an Excluded Matter referred to in clauses (a), (b), (c), (d) or (e) has a disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies operate.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Open Source Materials” shall mean all software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, ruling, judgment, injunction, decree, writ, stipulation, assessment, determination or award made, issued or entered by any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of the Business, consistent with the past customs and practices of the Target Entities.

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Encumbrances” means (a) carriers, warehouseman, mechanics, materialmen and similar statutory Encumbrances which have arisen in the Ordinary Course of Business for sums not yet due, (b) such non-monetary Encumbrances or other imperfections of title that do not materially detract from the value or otherwise materially interfere with the current use of any of the Target Entities’ properties or otherwise impair the Target Entities’ operation of the Business as currently conducted or proposed to be conducted, (c) Encumbrances imposed or promulgated by Laws with respect to Real Property and improvements, including zoning, building, subdivision, land use, conservation or environmental regulations or other similar requirements or restrictions, (d) Encumbrances disclosed on existing title reports or existing surveys (in either case, copies of which title reports and surveys have been Made Available to Buyer), (e) Encumbrances for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (f) purchase money Encumbrances securing rental payments under capital leases with third Persons entered into in the Ordinary Course of Business, and (g) other Encumbrances set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust, an unincorporated organization, a joint venture or any other entity or organization, including a Governmental Entity.

“Personal Information” means information (in any form or media) that identifies or reasonably can be used to identify an individual (alone or when combined with other information), including, to the extent applicable: (a) Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act; (b) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (c) information required by any applicable Law or industry standard or requirement to be encrypted, masked or otherwise protected from unauthorized access, use or disclosure; (d) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (e) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s account and account information, including balances and transaction data; (f) user names, email addresses, passwords or other credentials for accessing accounts and (g) any other information regulated as personal information or personal data in any state or federal law.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” means, collectively, all Laws applicable to the Target Entities relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, or the collection, handling, use, processing, maintenance, storage, disclosure or transfer of or relating to Personal Information enacted, adopted, promulgated or applied by any Governmental Entity, which may include (a) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (applicable as of 25 May 2018), as amended, including any nation’s implementing legislation (and the equivalent laws of Switzerland) and the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, and as amended in 2009, including any nation’s implementing legislation), and the requirements set forth in regulations published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and applicable European Union and EU member state data protection authorities; (b) the California Consumer Privacy Act of 2018 and other state-enacted Privacy Laws; (c) the internal privacy policy of any Target Entity and any public privacy policy; and (d) third party privacy policies with which a Target Entity has been or is contractually obligated to comply.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule I.

“R&W Insurance Policy” means that certain buyer-side representations and warranties liability insurance policy written by Houston Casualty Company as of the Closing Date, and any related excess policies, issued to Buyer in connection with this Agreement, together with the related declarations, endorsements and exhibits.

“Real Property” means all real property owned or leased by any Target Entity or to which such Target Entity has rights under leases, easements, rights of way, licenses, common use agreements, or similar agreements.

“Reference Date” means August 15, 2022.

“Reference Balance Sheet” means the balance sheet of the Target Entities on a combined basis as of the Reference Date.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, migration or disposing of any Hazardous Substance into the environment (including ambient air, indoor air, surface water, wetlands, groundwater, sediments, soil gas, land surface or subsurface strata).

“Representatives” means, with respect to a Person, the directors, managers, officers, members, shareholders, employees, partners, Affiliates, owners, investors, agents, advisors, counsel, financiers, consultants and representatives of such Person or its Affiliates; provided, that Representatives shall not include any Person that would be a Representative solely due to owning publicly-traded Equity Interests.

“Sanctioned Person” means (a) a Person who is on the OFAC List of Specially Designated Nationals and Blocked Persons or any other list of Persons who are the targets of Sanctions; (b) any legal entity that is, directly or indirectly, 50%-or-more owned by one or more Persons identified in the foregoing clause (a); (c) the government of Cuba, Iran, North Korea, Syria, or the Crimea or so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, any Person who is a national or resident thereof or domiciled or headquartered therein, or any legal entity that is organized under the Laws of such jurisdiction; (d) a Person on the U.S. Bureau of Industry and Security Denied Persons List, Entity List or Unverified List; or (e) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing clauses (a), (b), (c) or (d).

“Sanctions” means (a) legal requirements administered by OFAC; (b) financial, trade or economic sanctions administered any other agency of the United States Government; or (c) any other applicable financial, trade or economic sanctions.

“Seller Confidential Information” means all information of or related to Sellers or their Affiliates not related to the Target Entities or the Business, including all reports, analysis, notes or other information which contain any such information. Seller Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by Buyer or its Representatives in violation of this Agreement or the Confidentiality Agreement, (ii) was in the possession of Buyer or any of its Representatives prior to the date hereof from a source other than Sellers, their Affiliates or their Representatives (acting in their capacity as representatives of Sellers or their Affiliates) and such source is not known by Buyer after reasonable inquiry to be subject to an obligation of confidentiality to Sellers or their Affiliates however arising, (iii) is rightfully received by Buyer from a third Person that does not, to Buyer’s Knowledge, owe a duty of confidentiality to Sellers or their Affiliates however arising or (iv) was or is developed or derived without the aid, application or use of the Seller Confidential Information. From and after the Closing, information relating to the Target Entities, the Business and the Systems shall constitute Buyer Confidential Information and not Seller Confidential Information.

“Seller Disclosure Schedule” means the Disclosure Schedules which are attached hereto and delivered by the Sellers’ Representative.

“Sellers’ Knowledge” or “Knowledge of the Sellers” means the actual knowledge of the individuals set forth on Section 1.1(b) of the Seller Disclosure Schedule after reasonable inquiry of employees of the Target Entities responsible for the relevant subject matter.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Straddle Period” means any Tax period which begins on or before, and ends after, the Closing Date.

“Support Obligations” means any and all obligations relating to guaranties, letters of credit, bonds, indemnities and other credit assurances of a comparable nature (including cash posted as credit support) made or issued by or on behalf of any Seller or any of its Affiliates (other than the Target Entities) for the benefit of a Target Entity.

“System” means, with respect to a System Entity, each residentially hosted rooftop solar photovoltaic electric generating system owned by such System Entity.

“Target Entity Intellectual Property” means the Target Entity Owned Intellectual Property and the Target Entity Licensed Intellectual Property.

“Target Entity Licensed Intellectual Property” means all Intellectual Property licensed to any Target Entity by any third party.

“Target Entity Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Target Entity, in whole or in part.

“Target Entity Registrations” means Intellectual Property Registrations that are registered or filed in the name of any of the Target Entities, alone or jointly with others.

“Target Entity Source Code” means the source code for any Target Entity Owned Intellectual Property comprising Software and included in the Customer Offerings or Internal Systems.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Equity Document” means each Contract with respect to each tax equity partnership or inverted lease listed on Section 4.7 of the Seller Disclosure Schedule.

“Tax Equity Facility” means each tax equity partnership or inverted lease listed on Section 4.7 of the Seller Disclosure Schedule.

“Tax Equity Investor” means each co-investor or lessee with respect to each tax equity partnership or inverted lease listed on Section 4.7 of the Seller Disclosure Schedule.

“Tax Indemnity” means (i) the obligation of a Target Entity or any Affiliate thereof to indemnify a Tax Equity Investor or any of its Affiliates as a result of a Tax Loss with respect to a transaction entered by a Target Entity or any Affiliate thereof and a Tax Equity Investor or (ii) the entitlement of a Tax Equity Investor to a greater amount of cash arising in connection with a Tax Equity Facility than it would have been entitled to in absence of a Tax Loss.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Entity responsible for administration of Taxes under the Laws of any jurisdiction.

“Tax Loss” means the loss, disallowance, reduction or recapture of any income tax deduction or credit expected to be received with respect to a transaction, including any change in the timing of such item, or the inclusion of any item of income in respect of a transaction other than at the times and in the amounts expected to be received.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund or other written information of or with respect to any Tax which is supplied to, or required to be supplied to, any Governmental Entity, including any and all attachments, amendments and supplements thereto.

“Trademarks” means all registered trademarks, trade names, trade dress and service marks, logos, product designations, Internet domain names, social media accounts and handles, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Documents” means, collectively, this Agreement, the Assignment Agreements, the Spruce Manager Transfer Agreement and the certificates and resignation letters delivered pursuant hereto.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing or paid following the Reference Date and prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of obtaining the Tail policies, legal counsel, investment bankers, brokers or other representatives and consultants; all management fees, transaction fees and monitoring fees payable to any Seller or any Seller Affiliate; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred or otherwise payable by the Target Entities in connection with this Agreement or the transactions contemplated hereby or any other sales process for the Target Entities, (ii) all fees and expenses referred to on Section 1.1(c) of the Seller Disclosure Schedule, (iii) any severance, change of control, success, stay or retention or similar bonus obligations payable to any current or former employee, officer, director, manager or independent contractor of the Target Entities related to or in connection with the transactions contemplated hereby (whether payments are due before, at, or after the Closing, but excluding any so called “double-trigger” payments, and including the employer portion of any associated employment or payroll or similar Taxes), and (iv) any out-of-pocket expenses incurred by any Seller or their Affiliates (including the Sellers’ Representatives) on behalf of the Target Entities that have not been reimbursed as of the Reference Date. The agreement set forth on Schedule 1.1 is not included as part of the transactions contemplated by this Agreement or any other Transaction Document and no expenses are to be incurred by any Target Entity in satisfying, amending or terminating any such obligations, and if any such expenses are incurred by a Target Entity or Buyer, the expenses shall either be deemed to be Transaction Expenses or reimbursed by Sellers.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means any proposed, temporary or final U.S. Treasury Department regulations promulgated under the Code.

Section 1.2 Interpretation.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, and all references to Exhibits, the Seller Disclosure Schedule and the Buyer Disclosure Schedule are intended to refer to Exhibits, the Seller Disclosure Schedule and the Buyer Disclosure Schedule attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), and (vii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Entities, Persons succeeding to their respective functions and capacities.

(b)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c)  Any date specified for action that is not a Business Day shall mean the first Business Day after such date.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)  Unless the context otherwise requires, a reference to any Contract or Law includes any amendment, modification or successor thereto. For the avoidance of doubt, reference to Contracts in the Seller Disclosure Schedule shall not be deemed to include amendments, modifications or successors thereto unless specified in the applicable disclosure.

(f)  Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances.

(g)  All references in this Agreement to “dollars” or “$” shall, in each case, be deemed to refer to United States currency unless otherwise specifically provided.

(h)  Any reference in this Agreement to “the date hereof” or “the date of this Agreement” refers to the date specified in the first paragraph of this Agreement.

(i)  The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of Transferred Interests.

(a)  Buyer and each Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase and accept from each Seller, and each Seller shall sell, transfer, convey and assign to Buyer, all of such Seller’s right, title and interest in and to the Transferred Interests set forth next to such Seller’s name on Schedule I, free and clear of all Encumbrances.

(b)  The consideration to be paid by Buyer to Sellers for the Transferred Interests (the “Purchase Price”) shall be an aggregate amount equal to (i) the Base Purchase Price minus (ii) all Transaction Expenses.

Section 2.2 Closing.

(a)  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held electronically on the date hereof (the “Closing Date).” Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

(b)  Deliveries by the Sellers’ Representative. At the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Buyer:

(i)  an Assignment of Membership Interests and Assumption Agreement in respect of each Seller’s Transferred Interests in each Target Company, substantially in the form attached hereto as Exhibit A (each an “Assignment Agreement”), in each case duly executed by the applicable Seller;

(ii)  copies of all third Person consents specifically identified on Section 2.2(b)(ii) of the Seller Disclosure Schedule, if any, all of which are in full force and effect;

(iii)  a completed and executed Form W-9 from each Seller or, if applicable, such Seller’s regarded owner for U.S. federal income tax purposes;

(iv)  a certificate, dated as of the Closing Date, of a duly authorized officer or manager of each Target Company pursuant to which such officer or manager certifies that attached thereto is a true, accurate and complete copy of (A) the certificate or articles of incorporation or formation of such Target Company and all amendments thereto certified by the Secretary of State of the applicable jurisdiction of formation not more than ten (10) Business Days prior to the Closing Date, (B) such Target Company’s bylaws or limited liability company agreement, as applicable, in each case with all amendments thereto, and (C) a certificate from the Secretary of State of the applicable jurisdiction of formation, dated not more than ten (10) Business Days prior to the Closing Date, certifying that such Target Company is in good standing under the laws of its jurisdiction of formation;

(v)  a certificate, dated as of the Closing Date, of a duly authorized officer or manager of each Seller pursuant to which such officer or manager certifies that attached thereto is a true, accurate and complete copy of all resolutions duly adopted by the Board of Managers, Board of Directors or equivalent governing body of such Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(vi)  resignations of all of the managers and officers of the Target Entities, in each case as set forth on Schedule 2.2(b)(vi);

(vii)  evidence reasonably satisfactory to Buyer that the Target Entities have obtained a Tail Policy in accordance with Section 6.5;

(viii)  evidence reasonably satisfactory to Buyer of the termination of any agreements set forth on Schedule 2.2(b)(viii);

(ix)  all books and records and other property of the Target Entities in the possession or control of any Seller or any of their equity holders or other Affiliates (including Spruce Manager LLC); and

(x)  an assignment and assumption agreement transferring the equity of Spruce Manager LLC, a Delaware limited liability company, to Buyer (the “Spruce Manager Transfer Agreement”), duly executed by all owners of Spruce Manager LLC.

(c)  Deliveries by Buyer. At the Closing, Buyer shall:

(i)  pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative, the Purchase Price, which the Sellers’ Representative shall be obligated to distribute to Sellers in accordance with their respective Pro Rata Shares (and Buyer shall have no responsibility, liability or obligation to Sellers if the Sellers’ Representative fails to make any such payment or for the agreed upon allocation of the Purchase Price among the Sellers as set forth on Schedule I);

(ii)  pay or cause to be paid to the beneficiaries thereof all unpaid Transaction Expenses due as of the Closing that are set forth on Schedule 2.2(c)(ii);

(iii)  deliver to the Sellers’ Representative the Assignment Agreements, duly executed by Buyer;

(iv)  deliver evidence reasonably satisfactory to the Sellers’ Representative that Buyer has obtained the R&W Insurance Policy;

(v)  deliver a certificate, dated as of the Closing Date, of a duly authorized officer of Buyer pursuant to which such officer certifies that attached thereto is a true, accurate and complete copy of all resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(vi)  the Spruce Manager Transfer Agreement, duly executed by Buyer.

Section 2.3 Tax Treatment. Sellers and Buyer agree that, solely for U.S. federal income Tax purposes, consistent with Revenue Ruling 99-6 (Situation 2), (a) Buyer shall be treated as acquiring all of the assets of SHC 1, and SHC 2 and SHC 3, in exchange for the consideration paid for the Transferred Interests pursuant to this Agreement (including any assumed liabilities to the extent properly taken into account under the Code), (b) Buyer, therefore, will be treated as acquiring the assets of each of the Target Entities owned wholly and directly by SHC 1, SHC 2 and SHC 3 to the extent such Target Entities are partnerships or disregarded entities for tax purposes, and (c) Sellers shall be treated as selling partnership interests in the Target Entities held directly by SHC 1, SHC 2, and SHC 3 to the extent such Target Entities are partnerships for tax purposes (the “Agreed Upon Tax Treatment ”). Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, Sellers and Buyer shall not take any U.S. federal income Tax reporting position inconsistent with the Agreed Upon Tax Treatment, and will cause their respective affiliates to not take any U.S. federal income Tax reporting position inconsistent with the Agreed Upon Tax Treatment.

Section 2.4 Allocation of Consideration for Tax Purposes. Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a schedule allocating the consideration paid for the Transferred Interests pursuant to this Agreement (including any assumed liabilities to the extent properly taken into account under the Code) among the assets of the Target Companies in accordance with Sections 743, 755 and 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). The Sellers’ Representative shall have the right to review the Allocation and shall notify Buyer in writing of any objections within twenty (20) days after its receipt thereof (such notice of objection, the “Allocation Objection Notice”). The Sellers’ Representative and Buyer shall negotiate in good faith to attempt to resolve any disagreements with respect to the Allocation. In the event that the Sellers’ Representative and Buyer are unable to agree upon the Allocation within twenty (20) days after the date on which the Sellers’ Representative delivers the Allocation Objection Notice to Buyer, the disputed items shall be resolved by a nationally recognized accounting firm satisfactory to Buyer and the Sellers’ Representative (the “Independent Accountant”), and any determination by the Independent Accountant shall be final and binding on the parties. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the parties or the Independent Accountant are unable to resolve any disputed items before the due date for any applicable Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Buyer and Sellers in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the merits of the matters submitted. Buyer and Sellers shall file all Tax Returns consistent with the Allocation. Neither the Buyer nor Sellers shall take any Tax position inconsistent with such Allocation, except to the extent otherwise required by Law. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as appropriate and Buyer and Sellers shall cooperate in making any such adjustments.

Section 2.5 Withholding. Each of Buyer and the Target Entities will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including appropriate Forms W-8 or W-9, as applicable, or any successor thereto or any similar information, from Sellers and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made. Buyer and the Target Companies shall cooperate in good faith to collect and deliver, as applicable, any necessary Tax forms to reduce such amounts to be deducted and withheld.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth on the corresponding section of the Seller Disclosure Schedule, each Seller, individually as to itself, hereby represents and warrants to Buyer as follows:

Section 3.1 Organization, Power and Authority. With respect to each Seller that is a limited liability company, such Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. With respect to each Seller that is a corporation, such Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. With respect to each Seller that is a limited partnership, such Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Such Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby and perform all terms and conditions thereof to be performed by it. Such Seller is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Business or the ownership of the Transferred Interests, makes such qualification necessary, except for any such failure to be so qualified that would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the transactions contemplated by this Agreement and each other Transaction Document.

Section 3.2 Authorization of Transaction. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is party or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party constitutes (assuming the due execution and delivery by the other parties hereto) a valid and legally binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 3.3 Governmental Approvals. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement or any other Transaction Document by such Seller or the performance by such Seller of its obligations hereunder, except as set forth on Section 3.3 of the Seller Disclosure Schedule.

Section 3.4 Ownership of the Transferred Interests. Such Seller is the sole beneficial and record owner of the Transferred Interests held by such Seller as set forth on Schedule I. Such Seller has good and valid title to its Transferred Interests, and such Transferred Interests are free and clear of all Encumbrances. The transfer of its Transferred Interests by such Seller to Buyer at the Closing will convey to Buyer good and valid title to all of such Seller’s Equity Interests in the Target Companies, free and clear of all Encumbrances.

Section 3.5 No Conflict or Violation. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document by such Seller and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, result in any material breach of, require any notice or approval under, constitute a default under (with or without notice or lapse of time or both), or result in the creation of an Encumbrance upon any material properties or assets of such Seller, give rise to any right of termination, result in cancellation or acceleration or imposition of any material obligation or loss of a material benefit under, or give rise to any obligation of such Seller to make any material payment under (a) any applicable Law to which such Seller is subject, (b) any Contract to which such Seller is a party or (c) the Constitutive Documents of such Seller.

Section 3.6 Brokers’ Fees. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, no Seller nor any of its managers (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.7 Legal Proceedings. There are no Actions pending or, to such Seller’s Knowledge, threatened against such Seller (or any of its respective officers or directors), before or by any Governmental Entity which would adversely affect the ability of such Seller to perform its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby. There are no such Actions pending or, to such Seller’s Knowledge, threatened challenging the validity or propriety of the transactions contemplated hereby or any other Transaction Document. Neither such Seller nor any of its Affiliates is subject to any Order of any Governmental Entity that would adversely affect such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby.

Section 3.8 No Other Representations or Warranties; Disclaimer. Except as provided in this ARTICLE III or ARTICLE IV or in the Spruce Manager Transfer Agreement, Sellers are not making any representation or warranty whatsoever, express or implied, at law or in equity, to Buyer, and no Seller shall be liable in respect of the accuracy or completeness of any information provided to Buyer or its Representatives. Nothing in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim for, relieve any person of any liability or obligation for, or limit or impair any recourse or remedy of any Person available for Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE TARGET ENTITIES

Except as set forth on the corresponding section of Seller Disclosure Schedule, Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 4.1 Due Organization; Good Standing; Power and Authority. With respect to each Target Entity that is a limited liability company, such Target Entity is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization or formation, as listed on Schedule II (or in the first recital in the case of the Target Companies). With respect to each Target Entity that is a corporation, such Target Entity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Such Target Entity has all requisite power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted. Such Target Entity is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Constitutive Documents of each Target Entity, all in such form as currently in effect, have been delivered to Buyer. No Target Entity is in default under or in violation of any provision of their applicable Constitutive Documents.

Section 4.2 Capitalization.

(a)  Schedule I sets forth a true, correct and complete list of all of the issued and outstanding Equity Interests of each Target Company, including the name and record owner thereof and the number of Equity Interests held thereby. The Transferred Interests of such Target Company are all of the issued and outstanding Equity Interests thereof. All of the issued and outstanding Equity Interests of each Target Company were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Transferred Interests were not issued in violation of the Constitutive Documents of such Target Company or any other agreement, arrangement, or commitment to which such Target Company is a party and are not subject to any preemptive or similar rights of any Person. Other than the Constitutive Documents, there are no agreements, restricted stock, restricted stock units, profits interests, options, warrants, other convertible securities or other rights or arrangements existing or outstanding that provide for the sale, issuance, registration, repurchase or redemption of any Equity Interests of a Target Company. Other than the Constitutive Documents, no Target Company is subject to any Contract or other arrangement with respect to voting rights or transferability. No Seller, nor any Target Company (a) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Equity Interests of the Target Companies or (b) has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of the Equity Interests of the Target Companies.

(b)  Schedule II sets forth a true, correct and complete list of all of the issued and outstanding Equity Interests of each Target Subsidiary owned directly or indirectly by a Target Company (the “Subsidiary Interests”) and the Target Entity that owns such Subsidiary Interests. Each Target Entity that owns the Subsidiary Interests of a Target Subsidiary has good and valid title to its Subsidiary Interests, and such Subsidiary Interests are free and clear of all Encumbrances. Such Subsidiary Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Subsidiary Interests were not issued in violation of the Constitutive Documents of such Target Subsidiary or any other agreement, arrangement, or commitment to which such Target Subsidiary is a party and are not subject to any preemptive or similar rights of any Person. Other than the Constitutive Documents, there are no agreements, restricted stock, restricted stock units, profits interests, options, warrants, other convertible securities or other rights or arrangements existing or outstanding that provide for the sale, issuance, registration, repurchase, or redemption of any Equity Interests of a Target Subsidiary. Other than the Constitutive Documents, no Target Subsidiary is subject to any Contract or other arrangement with respect to voting rights or transferability. No Seller, nor any Target Entity (a) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Subsidiary Interests or (b) has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of the Subsidiary Interests.

(c)  Other than its interest in another Target Entity, no Target Entity owns any capital stock, security, partnership interest or other Equity Interest of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity. There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any Equity Interests of the Target Entities or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Equity Interests of the Target Entities. There are no bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matter on which the holders of equity securities of any of the Target Entities may vote. There is no Contract between any Seller or any Target Entity, on the one hand, and any third Person, on the other hand, providing such Person any rights relating to the acquisition of any Target Entity’s Equity Interests, assets or businesses (including rights of first refusal or rights of first offer, and whether by acquisition, merger, license or otherwise).

Section 4.3 No Conflict or Violation. Except as set forth on Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document by such Seller and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time or both) violate, conflict with, result in any breach of, require any notice or approval under, result in the creation of an Encumbrance upon any properties or assets of the Target Entities, give rise to any right of termination, result in cancellation or acceleration or imposition of any obligation, loss, waiver or forfeiture of a benefit under, or give rise to any obligation of any Target Entity to make any payment under (a) any applicable Law to which a Target Entity is subject, (b) any Contract to which a Target Entity is a party or (c) the Constitutive Documents of any Target Entity.

Section 4.4 Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes.

(a)  Section 4.4(a) of the Seller Disclosure Schedule contains true and complete copies of (i) (A) the audited balance sheets and statements of operations, changes in members’ equity, and cash flows of the following Target Entities: Solar Service Experts, LLC, ORE F4 HoldCo, LLC, SunServe Residential Solar I, LLC, Volta Solar Owner II, LLC, Ampere Solar Owner IV, LLC, RPV Fund 11 LLC and RPV Fund 13 LLC as of and for the fiscal years ended December 31, 2021, 2020 and 2019; (B) the reviewed balance sheets and statements of operations, changes in members’ equity, and cash flows of the following Target Entities: ORE F5A HoldCo, LLC and ORE F6 HoldCo, LLC as of and for the fiscal years ended December 31, 2021, 2020 and 2019; (C) the audited balance sheets and statements of operations, changes in members’ equity, and cash flows of Spruce Power 1, LLC as of and for the fiscal years ended December 31, 2020 and 2019; (D) the audited balance sheet and statements of operations, changes in members’ equity, and cash flows of the following Target Entities: Spruce Power 2 and Spruce Power 3 HoldCo, LLC as of and for the fiscal year ended December 31, 2020; and (E) the audited combined consolidated balance sheet and combined consolidated statements of operations, changes in members’ equity, and cash flows of Spruce Power 1, LLC, Spruce Power 2, LLC, Spruce Power 3 Holdco, LLC and subsidiaries as of and for the fiscal year ended December 31, 2021 ((A), (B), (C), (D) and (E), collectively, the “Audited Financial Statements”), (ii) the unaudited combined balance sheets and statements of operations, changes in member’s equity and cash flows of the Target Entities as of and for the fiscal years ended December 31, 2021, 2020 and 2019 (the “Unaudited Financial Statements”) and (iii) unaudited combined balance sheet and statements of operations, changes in member’s equity and cash flows of the Target Entities as of and for the six months ended June 30, 2022 (the “Interim Financial Statements” and together with the Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.4(a) of the Seller Disclosure Schedule, the Financial Statements present fairly, in all material respects, the combined financial position, results of operations and cash flows of the applicable Target Entities(y) as of the dates and for the periods indicated in such Financial Statements and were prepared in conformity with GAAP (except in the case of the Unaudited Financial Statements and the Interim Financial Statements for the absence of footnotes and other presentation items and in the case of the Interim Financial Statements for normal year-end adjustments, which, individually and in the aggregate, will not be material) consistently applied. The Financial Statements, including, in the case of the Audited Financial Statements, the footnotes thereto, have been prepared from the books and records of the Target Entities. No auditor of any of the Target Entities has resigned (or informed the Target Entities in writing that it intends to resign) or been dismissed as independent public accountants of any Target Entity as a result of or in connection with any disagreements with a Target Entity on a matter of accounting principles or practices, financial statements, auditing scope or procedure.

(b)  The Target Entities have established and maintained a system of internal accounting controls designed to provide assurance regarding the reliability of financial reporting with respect to the Target Entities and their respective businesses. Except as set forth on Section 4.4(b) of the Seller Disclosure Schedule, in the past three (3) years there has not been (i) any material deficiency or weakness in any system of internal accounting controls used by the Target Entities with respect to their respective businesses, (ii) to Sellers’ Knowledge, any fraud or other wrongdoing that involves any of the management or other employees of the Target Entities who have had a role in the preparation of the financial statements or the internal accounting controls used by the Target Entities with respect to their respective businesses, or (iii) any claim or allegation in writing regarding any of the foregoing.

(c)  Except (i) as set forth in the balance sheet included in the Interim Financial Statements, (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the balance sheet included in the Interim Financial Statements, none of which is, except as set forth on Section 4.4(c) of the Seller Disclosure Schedule, individually, in excess of $250,000 or (iii) for liabilities arising under this Agreement, no Target Entity has directly or indirectly, since the date of such balance sheet, incurred any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(d)  The Reference Balance Sheet was prepared from the books and records of the Target Entities and presents fairly, in all material respects, the combined financial position of the Target Entities as of the Reference Date and was prepared in conformity with GAAP (except for the absence of footnotes and other presentation items and for normal year-end adjustments) consistently applied. Except as set forth on Section 4.4(d) of the Seller Disclosure Schedule, since the Reference Date there have not been any payments or transfers of value made directly or indirectly by any Target Entity, whether in cash, cash equivalents, or other assets or properties to, or for the benefit of, any Seller or any Affiliate of any Seller (including Spruce Manager LLC) or any of their respective directors, managers, officers, members, partners or employees (collectively, the “Restricted Persons”), including:

(i)  any dividend or distribution (cash or non-cash) declared, paid, made, agreed or obligated to be made by any Target Company (except for distributions relating to income Taxes);

(ii)  any return of capital, profit or other payment (including in respect of any redemption or repurchase) in respect of any Equity Securities of any of the Target Companies;

(iii)  any other payments paid, made or agreed to be made by any Target Entity to the Restricted Persons (including management fees, monitoring fees, service or directors’ fees, bonuses or other compensation of any kind), other than salary payments in the Ordinary Course of Business;

(iv)  any transfer of assets, rights or benefits of any Target Entity to or for the benefit of a Restricted Person, or any assumption, indemnification or incurrence by a Target Entity of any Indebtedness or other liability of a Restricted Person;

(v)  any reduction, waiver, release or forgiveness of any amounts owed to any Target Entity by any Restricted Person;

(vi)  the grant of any severance or termination pay (in cash or otherwise) to any Company Employee, including any officer, of any Target Entity, except payments made pursuant to the Company Plans set forth in the Seller Disclosure Schedule or standard written agreements outstanding on the date hereof and disclosed in the Seller Disclosure Schedule;

(vii)  any interest payment, principal payment, penalty or other payment made by a Target Entity to any Restricted Person in respect of any indebtedness between a Target Entity, on the one hand, and any Restricted Person, on the other hand;

(viii)  any liability paid, assumed, incurred or discounted, deferred, discharged, forgiven, waived, released (or any guarantee, indemnity or security given in respect thereof) by any Target Entity for the direct or indirect benefit of any Restricted Person;

(ix)  any payment relating to the sale, purchase, transfer, surrender or disposal by any Target Entity of any asset or service to, or for the benefit of, any Restricted Person;

(x)  any Encumbrance created, amended or redeemed, by or on behalf of any Target Entity to or for the direct or indirect benefit of any Restricted Person;

(xi)  any payment by a Target Entity under any Contract between a Target Entity, on the one hand, and a Restricted Person, on the other hand;

(xii)  any Taxes of a Target Entity as a consequence of any of the payments or transfers referred to in this Section 4.4(d);

(xiii)  any surrender of a claim for refund of Taxes attributable to a Tax period or portion thereof beginning after the Reference Date; election to carry any Tax benefit from a Tax period or portion thereof beginning after the Reference Date to a Tax period or portion thereof ending on or before the Reference Date; or taking of any action the effect of which is to (A) accelerate a Tax deduction, credit, or other benefit from a Tax period or portion thereof beginning after the Reference Date to a Tax period or portion thereof ending on or before the Reference Date or (B) defer income or another Taxable item from a Tax period or portion thereof ending on or before the Reference Date to a Tax period or portion thereof beginning after the Reference Date; or

(xiv)  any payment or incurrence by a Target Entity of any Transaction Expense.

(e)  The accounts receivable shown on the Reference Balance Sheet arose in the Ordinary Course of Business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been (and for accounts receivable arising after the date of the Reference Balance Sheet but prior to the Closing Date will be) prepared in accordance in all material respects with GAAP and with each Target Entity’s past practices. The accounts receivable of the Target Entities arising after the date of the Reference Balance Sheet and before the Closing Date arose or shall arise in the Ordinary Course of Business, and represented or shall represent bona fide claims against debtors for sales and other charges. No material amount of the accounts receivable of the Target Entities is subject to any claim of offset, recoupment, setoff or counter-claim.

(f)  Since December 31, 2021 no event, change, fact, condition or circumstance has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(g)  The Additional Level Solar Purchase Price is not due or payable in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents. No Seller or any Target Entity has taken any action that could be reasonably be expected to cause the Additional Level Solar Purchase Price to be due or payable.

Section 4.5 Absence of Certain Developments. Except (x) as set forth on Section 4.5 of the Seller Disclosure Schedule, (y) as expressly contemplated by this Agreement or (z) in connection with the Level Solar Transaction, since December 31, 2021 to the date hereof, (1) the Target Entities have conducted their business in the Ordinary Course of Business and (2) no Target Company nor any Target Subsidiary has:

(a)  amended or modified its Constitutive Documents;

(b)  sold, assigned or transferred any assets of a Target Entity valued in excess of $100,000 individually or $200,000 in the aggregate;

(c)  issued any note, bond or other debt security or created, incurred or assumed any Indebtedness for which any Target is an obligor in excess of $100,000 individually or $200,000 in the aggregate;

(d)  sold, assigned, licensed, sublicensed, leased or transferred or otherwise disposed of, created or incurred any Encumbrance (other than a Permitted Encumbrance) on, abandoned or permitted to lapse, or otherwise failed to take any action necessary to maintain, enforce or protect, any material Target Entity Owned Intellectual Property, except non-exclusive licenses granted to customers, distributors, resellers and other channel partners in the Ordinary Course of Business;

(e)  issued, sold, purchased, transferred or redeemed any Equity Securities, securities convertible into Equity Securities or warrants, options or other rights to acquire Equity Securities of any Target Entity, or any bonds or debt securities;

(f)  except as required pursuant to the terms of any Company Plan, Contract or applicable Law, (i) increased the compensation or benefits of any current Company Employee or director or manager, other than, in the Ordinary Course of Business, non-material increases in the base salaries of current Company Employees with a base salary of less than $200,000, (ii) taken any action to accelerate the vesting or payment of any payment provided to any current Company Employee, (iii) granted or increased any severance, “stay pay,” retention or termination pay or benefits to, or entered into or amended any severance, “stay pay,” retention, termination, employment, compensation, deferred compensation, consulting, bonus, change in control or severance agreement with, any current officer, Company Employee or director or manager of any Target Entity or any former officer, Company Employee, director, or manager if any actual or contingent liabilities with respect thereto remain outstanding for a Target Entity, (iv) granted any equity or equity-based awards to any Company Employee or director or manager of any Target Entity, (v) hired any officer or Company Employee with a base salary of $150,000 or more or (vi) terminated the employment of any Company Employee with a base salary of $150,000 or more other than for cause;

(g)  declared, set aside or paid any dividends or made any distributions on any equity securities of any Target Entity;

(h)  established, adopted, entered into or amended the terms of any Company Plans;

(i)  made any capital expenditure or other expenditure with respect to property, plant or equipment in excess of $100,000 in a single instance;

(j)  acquired any entity or business or any material assets, including any Systems (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

(k)  adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(l)  commenced any Action for an amount in excess of $100,000;

(m)  settled any Action or series of related Actions for an amount (x) in excess of $100,000, or (y) which otherwise provides for any ongoing obligations on any Target Entity;

(n)  terminated or materially amended or waived any material rights under any Company Contract;

(o)  made, revoked or changed any material Tax election, filed any material Tax election, settled or compromised any material Tax liability, filed any material amended Tax Return or claim for a material Tax refund, surrendered or compromised any right to claim a material Tax refund, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than in the Ordinary Course of Business), changed any Tax accounting period or changed any material Tax accounting method, or obtained any Tax ruling or entered into any closing or similar agreement;

(p)  made any changes in accounting methods, principles or practices, except as required by a change in GAAP; or

(q)  committed to, or entered into, any agreement with respect to any of the foregoing.

Section 4.6 Legal Proceedings. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, there are no, and there have not been in the last three (3) years any, Actions in excess of $20,000 (or seeking injunctive relief) pending, or to Sellers’ Knowledge, threatened against or affecting any Target Entity or System, and to Sellers’ Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such Action in excess of $20,000 (or seeking injunctive relief). No Target Entity nor any of its respective businesses or properties (including the Systems) are subject to any Orders. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, there are no settlements to which any Target Entity is bound, or by which any of such Target Entity’s respective assets or properties are bound, and pursuant to which there any material outstanding liability or obligations binding such Target Entity. There is no Action by any Target Entity pending or threatened in writing against any other Person.

Section 4.7 Taxes.

(a)  All Tax Returns required to be filed by a Target Entity have been timely filed and all such Tax Returns were true, correct and complete. Each Target Entity has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of each Target Entity (A) for taxable periods (or portions thereof) through the date of the Reference Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Reference Balance Sheet and (B) for taxable periods (or portions thereof) though the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Target Entities for all taxable periods (or portions thereof) commencing after the Reference Date arose in the Ordinary Course of Business.

(b)  No Target Entity has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(c)  Except as set forth on Section 4.7(c) of the Seller Disclosure Schedule, there are no ongoing or threatened (in writing) audits, claims, proposed (in writing) deficiencies, or assessments regarding Taxes pending against a Target Entity.

(d)  Except as set forth on Section 4.7(d) of the Seller Disclosure Schedule, each Target Entity is and has been at all times since the date of its formation either a disregarded entity or a partnership for U.S. federal income tax purposes.

(e)  Each Target Entity has duly and timely withheld all Taxes required by Law to be withheld by it, and has duly and timely remitted to the appropriate Taxing Authority such Taxes and other amounts required by Law to be remitted by it. Each Target Entity has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(f)  No Target Entity has in effect any power of attorney with respect to Taxes.

(g)  No Target Entity has requested or received a Tax ruling from any Taxing Authority with respect to any Tax matter.

(h)  There are no material liens for Taxes (other than Permitted Encumbrances) upon any of the assets of any Target Entity.

(i)  No Target Entity is a party to any Tax allocation, Tax sharing agreement or Tax indemnity agreement or similar agreement currently in force other than any such agreement or arrangement entered into in such Target Entity’s Ordinary Course of Business, the principal purpose of which is not related to Taxes, nor has any liability for the Taxes of any other Person (other than Sellers (in connection with any Target Entity or any assets of any Target Entity) or the Target Entities) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state or local law), as a transferee or successor, by contract, or otherwise.

(j)  Each Target Entity (or, if such Target Entity is disregarded for U.S. federal income tax purposes, the Person that is treated as owning the assets of the Target Entity for U.S. federal income tax purposes) is a “United States Person” within the meaning of Code Section 7701(a)(30).

(k)  No Target Entity has (i) made any election to defer payroll Taxes under the CARES Act, (ii) taken, claimed or applied for an employee retention Tax credit, or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested or applied for any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(l)  No Target Entity (A) is a “controlled foreign corporation” as defined in Section 957 of the Code or (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Target Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)  No Target Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date, (C) any intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to any transaction entered into on or prior to the Closing Date, (D) any installment sale or open transaction made, or entered into, on or prior to the Closing Date, (E) any prepaid amount received or receivable on or prior to the Closing Date, (F) any election pursuant to Section 108(i) of the Code entered into on or before the Closing Date, or (G) any election pursuant to Section 965 of the Code entered into on or before the Closing Date.

(n)  No Target Entity has received any written notice from any Tax Authority that the Target Entity should have filed Tax Returns or paid Taxes in a jurisdiction in which it failed to file such Tax Returns or pay such Taxes.

(o)  No Target Entity has engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) or any transaction under a similar provision of state, local or foreign Tax Law.

(p)  No part of the assets, property or equipment of any Target Entity is tax-exempt use property within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system within the meaning of Section 168(g) of the Code, except by reason of the ownership of interests in such Target Entity by one or more Persons that are not Affiliates of Sellers.

(q)  Except as set forth on Section 4.7(q) of the Seller Disclosure Schedule, no Target Entity has received written notice that any Target Entity or Tax Equity Investor (or any corporation that directly or indirectly holds 100% of the ownership interest in the applicable Tax Equity Investor) is, or is reasonably expected to be, subject to any audit, examination, review, investigation, action or proceeding by any taxing authority, which audit, examination, review, investigation, action or proceeding concerns in whole or in part such person’s direct or indirect interest in any Tax Equity Facility.

(r)  Except as set forth on Section 4.7(r) of the Seller Disclosure Schedule, no Tax Equity Investor has a made a claim against a Target Entity under any Tax Indemnity and, to the Knowledge of the Sellers, there is no reasonable basis for any Tax Equity Investor to make a claim under any Tax Indemnity.

Section 4.8 Compliance with Company Contracts.

(a)  Section 4.8(a) of the Seller Disclosure Schedule contains a true, correct and complete list of the Company Contracts. Copies of all Company Contracts (including all amendments thereto) that are true and correct in all material respects have been Made Available to Buyer. Each Company Contract is in full force and effect and is a legal, valid and binding agreement of the applicable Target Entity, and, to the Knowledge of the Sellers, each other party thereto, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity). Neither the applicable Target Entity nor, to Sellers’ Knowledge, any other party is in breach of or default of any material obligation under any Company Contract, and no Target Entity has received a written notice or claim alleging any such breach or default, or any written intent to terminate any Company Contract. To Sellers’ Knowledge, no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a material violation, breach or default under, or permit the termination of any Company Contract.

(b)  The Support Obligations are listed in Section 4.8(b) of the Seller Disclosure Schedule.

(c)  Section 4.8(c) of the Seller Disclosure Schedule contains a complete and correct list of the five (5) largest customers (based on dollar amount of revenues in 2021 and through June 30, 2022) (each, a “Material Customer”) and the ten (10) largest vendors (based on dollar amount of purchases in 2021 and through June 30, 2022) (each, a “Material Vendor”) of the Target Entities (taken as a whole). Except as disclosed on Section 4.8(c) of the Seller Disclosure Schedule, since January 1, 2022 to the date hereof, no Material Customer or Material Vendor has provided the Target Entities with written notice that it will terminate, materially decrease the rate of, or materially change the terms with respect to (whether related to payment, price or otherwise) doing business with any of the Target Companies or Target Subsidiaries, as applicable.

Section 4.9 Compliance With Law; Permits.

(a)  Each Target Entity and System has, for the last three (3) years, complied in all material respects with, and is in compliance in all material respects with, all applicable Laws, including Consumer Protection Laws.

(b)  Each Target Entity currently has all approvals, permits, franchises, authorizations and licenses from Governmental Entities, independent system operators, regional transmission organizations, local distribution companies, and utility companies (collectively, “Permits”) that are required for the operation of its respective businesses as presently conducted. True and accurate copies of all Permits have been Made Available to Buyer. Each Permit is in full force and effect since its issuance. No Target Entity nor any of its Affiliates has received written or, to Seller’s Knowledge, oral notice of any failure (i) by such Target Entity to be in compliance with applicable Laws, (ii) of such Target Entity’s Permits required to conduct its business to be in full force and effect or (iii) of such Target Entity to comply with such Permits, including to make all declarations and filings with respect to each such Permit to or with each applicable Governmental Entity for the lawful conduct of business. There are no proceedings pending or, to Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or termination of any such Permit or the imposition of any penalty or condition thereunder. To Sellers’ Knowledge, no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, a material violation of any such Permit, or could reasonably be expected to result in an adverse modification, revocation or termination of, or any other adverse change in, any such Permit. No Permit will be revoked or terminated prior to its normal expiration date or not renewed as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(c)  Except as set forth on Section 4.9(c) of the Seller Disclosure Schedule, none of the Target Entities is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil fine, penalty, or forfeiture, pecuniary or otherwise by, or has been for the past three (3) years, a recipient of any supervisory letter from, or for the past three (3) years, has adopted any policies, procedures, management actions or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “Regulatory Agreement”), nor has any Target Entity been advised in writing or, to the Knowledge of Sellers, orally, for the past three (3) years, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

(d)  Each Target Entity has timely filed (or furnished, as applicable) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file for the past three (3) years with any Governmental Entities, including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivision, any foreign entity or jurisdiction, or any other Governmental Entity, and have paid all material fees and assessments due and payable in connection therewith. Except as set forth on Section 4.9(d) of the Seller Disclosure Schedule, except for normal examinations conducted by a Governmental Entity in the Ordinary Course of Business of the Target Entities, (A) to Sellers’ Knowledge, no Governmental Entity has initiated or has pending any proceeding or, to the Knowledge of Sellers, investigation into the business or operations of any Target Entity for the past three (3) years, (B) there is no unresolved violation, criticism, or exception made in writing by any Governmental Entity that required resolution or remediation by such Governmental Entity with respect to any report or statement relating to any examinations or inspections of any Target Entity, and (C) there has been no formal inquiries by any Governmental Entity with respect to the business, operations, policies or procedures of any Target Entity for the past three (3) years.

Section 4.10  Title to Properties. Except as set forth on Section 4.10 of the Seller Disclosure Schedule, each Target Company or its applicable Target Subsidiaries has good, valid and marketable title to, or, in the case of leased or licensed personal property, a valid leasehold or license interest in, all of its Systems, properties and assets, whether tangible or intangible, free and clear of all Encumbrances, except for Permitted Encumbrances. All such Systems and property are (a) in good and operable condition and repair (ordinary wear and tear excepted) in all material respects and (b) not in need of material maintenance or repair, except for ordinary routine maintenance or repairs. Each applicable Target Company or its applicable Target Subsidiaries has, and will have immediately following the Closing, ownership of or a valid leasehold interest in or the valid and enforceable right to use all assets, properties (excluding Real Property), rights (including contractual rights), titles or interests, tangible or intangible, necessary for the conduct of its business as presently conducted. No assets currently used in the business of the Target Entities is currently owned or leased by any Affiliate of the Target Entities (other than the Target Entities).

Section 4.11  Real Property.

(a)  The real property demised by the licenses, common use agreements or similar agreements (the “Real Property Agreements”, which definition shall expressly exclude any Customer Agreements that would otherwise also constitute a Real Property Agreement) described on Section 4.11(a) of the Seller Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased by, used by the Target Companies and the Target Subsidiaries or intended to be used in the Business. Sellers have Made Available to Buyer true, correct and complete copies of all the Real Property Agreements on Section 4.11(a) of the Seller Disclosure Schedule, and none of such agreements have been modified in any material respect, except to the extent that such modifications are disclosed by the copies Made Available to the Buyer.

(b)  Each Real Property Agreement is a valid and binding agreement of the applicable Target Entity, is in full force and effect and is enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

(c)  No Target Entity has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any Real Property Agreement or interest therein.

(d)  Neither the applicable Target Entity nor, to Sellers’ Knowledge, any other party is in breach or violation or default under any Real Property Agreement to which such Target Entity is a party, and, to Sellers’ Knowledge, no event has occurred or circumstance exists, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by any Target Entity. All payments required to be made by any Target Entity under the Real Property Agreements have been timely made. The Real Property subject to the Real Property Agreements is sufficient in all material respects to enable the Target Entities to conduct the Business. Each Target Company has obtained all consents and waivers from the owner of any easement, covenant or servitude that are necessary to enable the Systems to be operated, and to provide adequate ingress and egress from such Systems for operation and maintenance. To Sellers’ Knowledge, no condemnation or expropriation proceeding is pending or threatened against any of Real Property Agreement nor has any written or, to the Knowledge of Sellers, oral notice or proceeding in respect thereof been provided to any Seller. No Target Entity owns or has ever owned a fee simple interest in any real property.

Section 4.12  Environmental Matters.

(a)  Except as set forth on Section 4.12 of the Seller Disclosure Schedule:

(i)  each Target Entity is, and has been for the past five (5) years, in compliance in all material respects with applicable Environmental Laws;

(ii)  (A) each Target Entity possesses all Environmental Permits required for the ownership and operation of its Business and its Systems, and (B) all such Environmental Permits are valid and in full force and effect;

(iii)  no Target Entity is subject to any Action, and has not entered into any judgment, decree, or order, relating to material non-compliance with any Environmental Law or to any Release, threatened Release, or cleanup of Hazardous Substances under Environmental Law; and

(iv)  no Release or threatened Release of Hazardous Substances in material violation of Environmental Laws has occurred as a result of the development, installation or operation of any System.

Section 4.13  Insurance. Section 4.13 of the Seller Disclosure Schedule contains a list of all insurance policies under which any Target Entity is a named insured (the “Insurance Policies”), including for each Insurance Policy, the insurer, policy number, amount and type of coverage. Accurate and complete copies of the Insurance Policies have been Made Available to Buyer. All such Insurance Policies are in full force and effect, and each Insurance Policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and are valid, binding and enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity). All premiums and other amounts due on such Insurance Policies have been paid and no Target Entity or any Seller has defaulted in any material respect with respect to its obligations under any such Insurance Policies or has been denied insurance coverage thereunder. There are no claims pending or asserted under the Insurance Policies. No written notice of cancellation, non-renewal, adverse amendment or termination has been received by Sellers or any Target Entity with respect to any such Insurance Policy.

Section 4.14  Regulatory Status.

(a)  To the Knowledge of the Sellers, each System (i) was installed and has been operated and maintained in compliance in all material respects with all applicable Laws, legal standards, rules and requirements, including interconnection and metering requirements of the electric utility company or local distribution company serving the area in which the System is located; and (ii) either: (A) is located behind (i.e., on the Host Customer property’s side) the retail electric meter; (B) produces electric energy that is sold exclusively to such Host Customer on a retail basis; and (C) has not made any sale of electric energy for resale in interstate commerce subject to FERC jurisdiction under Section 201(e) of the FPA from the time it was first energized; or (D) is a qualifying small power production facility (“QF”) with a net power production capacity of 1 megawatt or less (when aggregated with any other Systems owned by such Target Entity located within one mile of such QF) and is exempt from filing a Form 556 with FERC to self-certify its QF status or from filing an application for certification as a QF pursuant to 18 C.F.R. § 292.203(d)(1).

(b)  To the Knowledge of the Sellers, each Target Entity and each of its and its Affiliates’ subcontractors, vendors or other service providers, is in compliance with all Consumer Protection Laws with respect to marketing, monitoring, soliciting, selling, financing, developing, constructing, leasing, installing, owning, operating and maintaining the goods and services subject to the Customer Agreements and the entering into, and performance of obligations under, the Customer Agreements, except where the failure to be in compliance would not be material to the Target Entities.

Section 4.15  Bank Accounts and Powers of Attorney.

(a)  Section 4.15(a) of the Seller Disclosure Schedule contains a true, correct and complete list of the names of all banks, trust companies and other financial institutions at which a Target Entity maintains accounts of any nature for cash, cash equivalents or securities or maintains a safe deposit box.

(b)  Section 4.15(b) of the Seller Disclosure Schedule contains a true, correct and complete list of Persons holding a general or special power of attorney to act on behalf of a Target Entity.

Section 4.16  Books and Records. All books and records of each Target Entity, including its Constitutive Documents, have been properly and accurately kept and completed as required by all applicable Laws in all material respects. The books and records of each Target Entity accurately reflect the assets, liabilities, business, financial condition and results of operations of such Target Entity and have been maintained in accordance with business and bookkeeping practices customary for similarly situated companies.

Section 4.17  Labor Matters.

(a)  Section 4.17(a) of the Seller Disclosure Schedule contains a true, correct, and complete list of all current Company Employees (by identification number), along with the position, employer, date of hire, annual rate of compensation (or with respect to current Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave), part-time or full-time status, typical weekly working hours where not full-time, status as exempt or non-exempt from overtime, assigned work location and remote work location. Section 4.17(a) of the Seller Disclosure Schedule sets forth all bonuses earned by any Company Employee through the Closing Date that are expected to be accrued but unpaid as of the Closing Date and the amounts of accrued vacation or paid time off, accrued sick time, and the amount of such liabilities as of August 6, 2022. Except as disclosed in Section 4.17(a) of the Seller Disclosure Schedule, each current Company Employee employed in the United States is retained at-will, and no current Company Employee is a party to an employment agreement or contract with any Target Entity other than pursuant to a standard form of offer letter that has been Made Available to the Buyer that does not provide for a term of employment or severance or other benefits upon termination. Except as disclosed in Section 4.17(a) of the Seller Disclosure Schedule, each current Company Employee has entered into the applicable Target Entity’s standard form of offer letter, a copy of which has previously been delivered to Buyer. To the Knowledge of Sellers, no key current Company Employee or group of current Company Employees has given notice to the Target Entities that such employee or any employee in such group intends to resign from employment with the applicable entity, and, to the Knowledge of Sellers, no key current Company Employee or group of current Company Employees has any plans to resign from employment.

(b)  During the past five (5) years, no Target Entity has breached or violated any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, classification of employees, including leased or temporary employees (for overtime purposes or as employee versus independent contractor), payment of overtime, meal and rest periods, equal pay or pay equity, workers’ compensation, family and medical or other employee leave, immigration, labor relations, disability rights or benefits, privacy, unlawful harassment, retaliation, whistleblowing, wrongful discharge, equal opportunity/affirmative action, plant closure or mass layoff issues, unemployment insurance, and occupational safety and health requirements, (ii) order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity with respect to employees, or (iii) employment or other individual service provider agreement. No claims, controversies, investigations, audits or other Actions are pending or, to Sellers’ Knowledge, threatened, with respect to such Laws or agreements, either by private Persons or by Governmental Entities. No Target Entity is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices.

(c)  No Target Entity has ever been party to or bound by any collective bargaining agreement, trade union agreement, industry or national labor agreement, works council, employee representative agreement, or information or consultation agreement. No Target Entity has ever experienced any actual or, to Sellers’ Knowledge, threatened strikes, material stoppages, picketings, grievances, claims of unfair labor practices, other collective bargaining disputes, organizational efforts, or filings of petition for certification nor is any Target Entity, to Sellers’ Knowledge, the subject of threatened organizational efforts.

(d)  Section 4.17(d) of the Seller Disclosure Schedule contains a list of all non-entity (individual) consultants and independent contractors currently engaged by any Target Entity, along with the types of services, date of retention, expected end date, category of services provided, and rate of remuneration for each such Person. Except as disclosed in Section 4.17(d) of the Seller Disclosure Schedule, each such consultant or independent contractor is a party to a written agreement or Contract with a Target Entity or is engaged through written agreements between a Target Entity and staffing agencies that treat such consultant or independent contractor as employees of the agency.

(e)  The Target Entities have Made Available to Buyer a true, correct and complete list of all current Company Employees working in the United States who are not citizens or permanent residents of the United States, that indicates visa, work authorization, and green card status and the date their work authorization is scheduled to expire. All current Company Employees are authorized to work in the United States. No Target Entity employs or engages or has ever employed or engaged any individual outside the United States.

(f)  The Target Entities have withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Company Employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(g)  Except as set forth on Section 4.17(g) of the Seller Disclosure Schedule, no Actions are open and pending (or for the past three (3) years have been settled or otherwise closed) against any Target Entity with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, the California Department of Fair Employment & Housing, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of any Target Entity has made, in the past three (3) years, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Seller’s Knowledge, since December 31, 2020, an oral complaint. In the past three (3) years no Target Entity has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of any Target Entity with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. In the past three (3) years no Target Entity has been a party to any settlement agreement with a current or former officer, manager, employee, or contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or contractor of any Target Entity. The Target Entities have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent discrimination and harassment or retaliation, and no Target Entity reasonably expects to incur any material actual or contingent liability with respect to any such allegation.

(h)  No Target Entity has taken any actions due to the COVID-19 pandemic to furlough or otherwise temporarily lay off employees or temporarily pause the services of individual independent contractors, terminate the employment or engagement of any employee or independent contractor, reduce hours, wages or fees or benefits of employees or individual independent contractors or provided notice of any intent to do the foregoing. Each Target Entity has taken reasonable steps to protect employees and independent contractors in the workplace with respect to the COVID-19 pandemic and, to Sellers’ Knowledge, has not otherwise experienced any material employment-related actual or contingent liability due to the COVID-19 pandemic.

(i)  Section 4.17(i) of the Seller Disclosure Schedule sets forth the policy of the Target Entities with respect to accrued vacation, paid time off, accrued sick time and earned time off.

(j)  Since January 1, 2019, no Target Entity has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of any Target Entity or (ii) a mass layoff as defined in the WARN Act, nor has any Target Entity been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable foreign, state or local Law. No employee of any Target Entity at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act has suffered an employment loss, as defined in the WARN Act, within the 90 day period ending on the Closing Date.

(k)  No Target Entity has any actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum wages.

(l)  To Sellers’ Knowledge, no current Company Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Target Entities because of the nature of the business conducted or presently proposed to be conducted by the Target Entities or to the use of trade secrets or proprietary information of others, nor, to Sellers’ Knowledge, will any current Company Employee be in violation under any such agreement or covenant upon employment by or performance of services for the group of companies including Buyer.

Section 4.18  Employee Benefit Plans.

(a)  Section 4.18(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Company Plans (other than (i) employment offer letters that are terminable at-will by any Target Entity without a required notice period or severance or change of control pay or benefits and that do not reference future compensation, in which case only the forms of such offer letters will be listed, and (ii) individual equity award agreements that do not deviate from the standard forms of the Target Entities, in which case only such standard forms of equity award agreement will be listed). The Target Entities have never maintained or contributed to a Company Plan that was subject to non-U.S. Laws. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of the material terms of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on U.S. Internal Revenue Service Form 5500 and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan and actuarial reports, where applicable, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), 401(m), and 417 of the Code for the past three (3) years, and (vi) any non-routine written or electronic communications from or to any Taxing Authority, the U.S. Department of Labor or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions) during the past six (6) years, have been Made Available to Buyer.

(b)  Each Company Plan has been administered in accordance with its terms, and each of the Target Entities and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. Each Company Plan and the Target Entities and any ERISA Affiliates with respect to each Company Plan are and have been in compliance with the applicable provisions of ERISA and the Code and the regulations thereunder and other applicable Law. Each Company Plan complies and has complied, where applicable, in all material respects with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a). All filings and reports as to each Company Plan required to have been submitted to any Taxing Authority, to the U.S. Department of Labor, or to other applicable Governmental Entities have been timely submitted. There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify or terminate any existing Company Plan.

(c)  In the past three (3) years there have been no Actions (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any actual or contingent liability. No Company Plan is or, in the past three (3) years, has been the subject of, or has received written notice that it is the subject of, examination by a Governmental Entity nor has it become a participant in a government sponsored amnesty, voluntary compliance, or similar program.

(d)  The only Company Plan currently intended to be qualified under Section 401(a) of the Code is the Spruce Power 401(k) Plan (the “Qualified Plan”). The Company has no actual or contingent liability with respect to any prior Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. The Qualified Plan has received a determination, opinion, or advisory letter from the U.S. Internal Revenue Service to the effect that Qualified Plan is qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or is based on prototype or volume submitter documents that have received such letter (on which the Target Entities may rely), no such determination, opinion, or advisory letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or, since January 1, 2021, increase its cost in any material respect. There has been no termination or partial termination of the Qualified Plan under Section 411(d) of the Code. The Company has corrected any operational or documentary failures relating to the Qualified Plan in accordance with governmental corrections procedures and applicable Law. To the extent applicable, the Qualified Plan has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. The investment vehicles used to fund the Qualified Plan may be changed at any time with no more than minimal delays and without incurring a sales charge, surrender fee or other similar expense other than customary charges imposed on transactions within participant-directed accounts.

(e)  No Target Entity nor any ERISA Affiliate has ever maintained, contributed to, or had any actual or contingent liability with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan (as described in Section 413(c) of Code or Section 210 of ERISA), (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) funded welfare benefit plan within the meaning of Section 419 of the Code.

(f)  With respect to the Company Plans, there are no benefit obligations for which required contributions have not been made or properly accrued and there are no accrued benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. All contributions, distributions and premium payments required to have been made under the terms of any Company Plan or in accordance with applicable Law, as of the date of this Agreement, have in all material respects been timely made. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan. No assets of the Target Entities are allocated to or held in a “rabbi trust” or similar funding vehicle.

(g)  All group health plans of or covering the Target Entities and any ERISA Affiliates comply and have complied with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“PPACA”), and any other comparable domestic or foreign Laws, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. The Target Entities have Made Available to Buyer documentation demonstrating compliance with PPACA for all reporting periods since January 1, 2018. No excise Tax or penalty under PPACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Plan, nor has the Company received notice of potential actual or contingent liability relating thereto. No Target Entity nor any ERISA Affiliate has any actual or contingent liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor other than to provide health care continuation coverage to COBRA qualified beneficiaries. Except as set forth on Section 4.18(g) of the Seller Disclosure Schedule, no current or former employee, officer, director, or manager (or beneficiary of any of the foregoing) of any Target Entity is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than cash severance (to the extent disclosed) and/or group health benefits pursuant to COBRA and at the individual’s sole expense, and there have been no written or oral commitments inconsistent with the foregoing. No Target Entity sponsors or maintains any self-funded Company Plan for welfare benefits other than severance, including any plan to which a stop-loss policy applies.

(h)  No act or omission has occurred and no condition exists with respect to any Company Plan that would subject Buyer, any Target Entity, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or actual or contingent liability of any kind imposed under ERISA, the Code, or any other applicable Law (other than any actual or contingent liabilities associated with the routine operation of the Company Plan) or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such actual or contingent liability.

(i)  Each Company Plan (other than bilateral agreements with individuals) is amendable and terminable unilaterally by any Target Entity that is a party thereto or covered thereby at any time without any actual or contingent liability or expense to the Target Entities or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Target Entity from amending or terminating any such Company Plan, or in any way limits such action.

(j)  Except as set forth on Section 4.18(j) of the Seller Disclosure Schedule, no Company Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any applicable Law that, in connection with any of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), or (vi) promise or provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code or otherwise. Except as set forth on Section 4.18(j) of the Seller Disclosure Schedule, no member, employee, officer, manager, or director of any Target Entity has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby, whether by any Target Entity or any Seller or any Affiliate thereof. The Target Entities have Made Available to Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of any of the transactions contemplated by this Agreement for which any Target Entity or Buyer is or may become directly or indirectly liable and the amount of deductions that may be disallowed under Section 280G of the Code in connection with any of the transactions contemplated by this Agreement.

(k)  There are no loans or extensions of credit from any Target Entity to any Company Employee or any service provider to any Target Entity. There is no corporate-owned or corporate-funded (i) life insurance (COLI), (ii) split-dollar life insurance policy, or (iii) other life insurance policy on the life of any Company Employee or on any Seller.

(l)  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has, since inception, complied with the operational and documentary requirements of Code Section 409A. Any corrections of violations of Code Section 409A have complied with the applicable U.S. Internal Revenue Service requirements, and any corrections since January 1, 2019 are disclosed on Section 4.18(l) of the Disclosure Schedule.

Section 4.19  Intellectual Property.

(a)  Section 4.19(a) of the Seller Disclosure Schedule lists all Target Entity Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Target Entity Registrations to each Target Entity have been properly executed and recorded. Except as set forth on Section 4.19(a) of the Seller Disclosure Schedule, all Target Entity Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of each Target Entity, and there are no Encumbrances (other than Permitted Encumbrances) on any of the Target Entity Registrations.

(b)  Each Target Entity has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign intellectual property office with respect to any patent, trademark and copyright applications filed by or on behalf of each Target Entity and has made no material misrepresentation in such applications. Each Target Entity has no Seller’s Knowledge of any information that would preclude such Target Entity from having clear title to the Target Entity Registrations or affecting the patentability, validity or enforceability of any Target Entity Registrations.

(c)  Each item of Target Entity Intellectual Property will be owned or available for use by such Target Entity as of and immediately following the Closing on the same terms and conditions as it was immediately prior to the Closing. Each Target Entity is the sole and exclusive owner of all Target Entity Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Target Entity Intellectual Property constitutes all Intellectual Property necessary to (i) Exploit the Customer Offerings in the manner so done currently through Closing, (ii) Exploit the Internal Systems as they are currently used through Closing and (iii) otherwise conduct the business of each Target Entity in the manner currently conducted through Closing.

(d)  Each Target Entity has taken commercially reasonable measures to protect the proprietary nature of each item of Target Entity Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. Each Target Entity has complied, in all material respects, with all applicable contractual requirements pertaining to information privacy and security, including any data processing or data use agreements with a client. Each Target Entity has complied, in all material respects, with all applicable Information Privacy and Security Laws. No complaint relating to an improper collection, processing, use, security, or disclosure of any confidential information or Personal Information has been made or, to the Knowledge of the Seller, threatened against any Target Entity. To the Knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information or Personal Information in the possession, custody or control of any Target Entity, or (ii) breach of any Target Entity’s security procedures wherein material confidential information or Personal Information has been disclosed to a third Person. Each Target Entity has policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced quality control measures, in each case as required to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e)  None of the Customer Offerings, or the Exploitation thereof by any Target Entity, or by any customer thereof for their intended purpose, or any other activity of any Target Entity, infringes or violates, or constitutes a misappropriation of, or in the past has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party. To Sellers’ Knowledge, none of the Internal Systems, or any Target Entity’s past or current Exploitation thereof, or any other activity undertaken by it in connection with its business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 4.19(e) of the Seller Disclosure Schedule lists any complaint, claim or notice or threat of any of the foregoing (including any notification that a license under any patent is or may be required by, or is available for license to, any Target Entity), received by any Target Entity in the past alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by any Target Entity from any manufacturer, reseller, distributor, customer, user or any other third party; and to the extent applicable, each Target Entity has Made Available to Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)  To the Knowledge of Sellers, no Person (including any Target Entity employee or current or former consultant of any Target Entity) is infringing, violating or misappropriating any of the Target Entity Owned Intellectual Property or any of the Target Entity Licensed Intellectual Property that is exclusively licensed to any Target Entity. Each Target Entity has Made Available to Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Target Entity Owned Intellectual Property.

(g)  Section 4.19(g) of the Seller Disclosure Schedule identifies each license, covenant or other agreement pursuant to which each Target Entity has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Target Entity Intellectual Property, excluding non-exclusive licenses a Target Entity has granted in the Ordinary Course of Business to customers, distributors, reseller and other channel partners. No Target Entity has agreed to indemnify any Person (other than customers, distributors, resellers and other channel partners) against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. No Target Entity is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h)  Section 4.19(h) of the Seller Disclosure Schedule identifies (i) each license or agreement pursuant to which the Target Entity exploits Target Entity Licensed Intellectual Property (excluding currently-available, off the shelf software programs or Software, the total fees associated with which are less than $100,000 per year in the aggregate) and (ii) each agreement, contract, assignment or other instrument pursuant to which each Target Entity has obtained any joint or sole ownership interest in or to each item of Target Entity Owned Intellectual Property other than work made for hire or invention assignment agreements executed by employees, contractors or consultants of a Target Entity. None of the Customer Offerings or Internal Systems includes Open Source Materials under licenses that, as used by the Company Offerings or Internal Systems, (A) requires the distribution of Target Entity Source Code or grants any rights or immunities under Intellectual Property; (B) limits the Company’s freedom to seek full compensation in connection with marketing, licensing, and distributing such Software; or (C) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer such Software.

(i)  No Target Entity has licensed, distributed or disclosed, and Sellers have no Knowledge of distribution or disclosure by others (including any Target Entity employee or any current or former contractor of any Target Entity) of, Target Entity Source Code to any Person, except pursuant to the agreements listed in Section 4.19(i) of the Seller Disclosure Schedule, and each Target Entity has taken all reasonable physical and electronic security measures to prevent disclosure of such Target Entity Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Target Entity Source Code by each Target Entity, its escrow agent(s) or any other Person to any third party.

(j)  All of the Software and Documentation comprising Customer Offerings have been designed, authored, tested and debugged by regular Target Entity employees within the scope of their employment or by independent contractors of each Target Entity who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to each Target Entity, and have no residual claim to such materials.

(k)  Except as set forth on Section 4.19(k) of the Seller Disclosure Schedule, each Target Entity employee and each current or former independent contractor of each Target Entity, who has contributed to Target Entity Owned Intellectual Property has executed a valid, binding and enforceable written agreement expressly assigning to each Target Entity all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such Target Entity employee’s employment or such independent contractor’s work for the Target Entity, and all Intellectual Property rights therein.

(l)  The Customer Offerings and, to Sellers’ Knowledge, all Internal Systems are free from defects in design, workmanship and materials, in all material respects, and conform to the written Documentation and specifications therefor. The Customer Offerings and, to Sellers’ Knowledge, and Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(m)  No university or Governmental Entity has sponsored any research or development conducted by each Target Entity, or has any claim of right or ownership of or lien on any Target Entity Owned Intellectual Property or any Target Entity Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Target Entity.

(n)  Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a breach of or default under any agreement governing any Target Entity Intellectual Property, (ii) an impairment of the rights of the Target Entity in or to any Target Entity Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any lien on, any Target Entity Intellectual Property, (iv) any Target Entity, Buyer or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any agreement governing any Target Entity Intellectual Property, or (v) Buyer or any of Buyer’s Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any Person.

Section 4.20  Privacy.

(a)  Each Target Entity is, and at all times has been in the past three (3) years, in material compliance with all Privacy Laws in the processing of Personal Information in the course of such Target Entity’s business. With respect to any payment card transactions or payment card information processed in any way (including any processing, storing or communication of transaction data or payment card data), each Target Entity is in compliance with the PCI-DSS applicable to such Target Entity’s business operations.

(b)  Except as set forth on Section 4.20(b) of the Seller Disclosure Schedule, to Sellers’ Knowledge, no person has gained unauthorized access to or engaged in unauthorized processing of: (i) any Personal Information, Company Data in the possession or control of any Target Entity or any subcontractors of a Target Entity, or confidential information held by any Target Entity or any other Person on behalf of a Target Entity; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Personal Information, Company Data or confidential information owned or maintained by a Target Entity, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”).

(c)  Each Target Entity is, and at all times in the past thirty six (36) months has been, in material compliance with the terms of all Contracts to which such Target Entity is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).

(d)  Each Target Entity implements, follows and appropriately posts a privacy policy providing materially complete and accurate notice of the data privacy, data protection and information security practices of such Target Entity regarding the processing of Personal Information.

(e)  Each Target Entity maintains and has maintained in place reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information, Company Data and material confidential information from a Security Breach.

(f)  Each Target Entity has contractually obligated all contractors that process Personal Information to required contractual terms relating to the protection and use of such Target Entity’s computer systems and overall information technology and such Target Entity’s products and services, and Personal Information and/or Company Data thereon, and such obligations meet all material requirements of applicable law. Section 4.20(f) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all contractors and subcontractors engaged by any Target Entities that currently process Personal Information and/or Company Data.

(g)  Each Company Employee has received training regarding information security if and to the extent relevant to each such Company Employee’s role and responsibility within the Business and such Company Employee’s access to Personal Information, Company Data and/or confidential information.

(h)  To Sellers’ Knowledge, each Target Entity has deployed industry standard encryption on all portable devices and information systems containing or transmitting Personal Information, Company Data and/or confidential information. Each Target Entity’s computer systems and overall information technology are reasonably adequate for, and operate and perform as required in connection with, the operation of the Business.

(i)  There is no Action initiated by any other Person pending or threatened in writing against any Target Entity or its agents or subcontractors alleging a violation of any Person’s data privacy, data protection or data security rights, nor has there been any Order affecting any Target Entity’s or its agents’ or subcontractors’ use, disclosure or other processing of any Personal Information. To Sellers’ Knowledge, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a reasonable basis for such Action relating to privacy or data protection. No Target Entity has received any communications from or been the subject of any investigation by the U.S. Federal Trade Commission or any data protection authority or other Governmental Entity regarding any Target Entity’s acquisition, use, disclosure or other processing of any Personal Information.

(j)  Neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby, will, directly or indirectly, with or without notice or lapse of time or both, violate: (i) any Privacy Law as it currently exists as or as it existed at any time during which any Personal Information or Company Data was collected or obtained by or on behalf of any Target Entity; (ii) any privacy policy as it currently exists or as it existed at any time during which any Personal Information or Company Data was collected or obtained by or on behalf of any Target Entity; (iii) the privacy rights of any other Person; or (iv) any other privacy and data security requirements imposed on any Target Entity or under any Contracts to which a Target Entity is a party. Upon the Closing, each Target Entity will continue to have the right to use such Personal Information on terms and conditions identical to those on which such Target Entity had the right to use such Personal Information immediately prior to the Closing.

Section 4.21  Customer Disputes. Except as set forth on Section 4.21 of the Seller Disclosure Schedule, there are no outstanding (a) disputes as a result of breach, violation, non-payment or default of a Customer Agreement by any party thereto (or any Affiliate thereof), or (b) open work orders with respect to any Host Customer or System, or (c) payments due and owing to any Host Customer in respect of any Customer Agreement, including with respect to any performance guarantees or obligations of any Target Entity owing to any such Host Customer thereunder, except in each case as would not reasonably be expected, individually or in the aggregate, to be material.

Section 4.22  Systems and Customer Agreements.

(a)  Each System is located in a state listed on Section 4.22(a) of the Seller Disclosure Schedule. Each Target Entity that owns each System also owns, or otherwise has a legal, valid, binding and enforceable contractual right to use, ownership of or, in the case of access rights to Host Customer’s property, a legal, valid, binding and enforceable contractual right to access and use, all equipment and facilities necessary for the operation of each System.

(b)  Each Customer Agreement and the origination thereof and the installation of the related System, in each case to the extent such origination and/or installation was made by a Target Entity, was in compliance in all material respects with applicable Law (including without limitation, all consumer leasing and protection Law) at the time such Customer Agreement was originated and executed and such Project was installed. Sales of electricity from each System are compliant with all applicable Laws; and such sales do not constitute an unlawful incursion into the service territory of any other electricity supplier or distribution company.

(c)  In respect of each System, a precautionary fixture filing has been recorded in respect of such System or such other similar filing as may be required by applicable Law, including, with respect to each System located in California, pursuant to Cal. Pub. Util. Code §§ 2868-2869; provided, however, that (i) certain of such filings have been and may be released from time-to-time in order to assist the applicable Host Customer in a pending refinancing of such Host Customer’s mortgage loan or sale of home or in connection with the transfer of a System, (ii) such filings may not have been filed or maintained in a manner that would provide priority under applicable Law over an Encumbrance or owner of the Real Property subject to the filing, and (iii) fixture filings may not have been made on Systems located on military property.

(d)  Each manufacturer’s warranty in respect of all photovoltaic modules, inverters and other equipment installed in, at or otherwise in relation to each System is (i) in full force and effect and (ii) held by the applicable Target Entity or can otherwise be enforced by the applicable Target Entity, in each case except to the extent the applicable manufacturer is no longer honoring its warranties generally or such warranty has expired by its terms. Without limiting the foregoing, each Target Entity has all legal, valid, binding and enforceable contractual rights necessary in order for such Target Entity to file a claim under each such manufacturer’s warranty.

Section 4.23  Brokers’ Fees. Except as set forth in Section 4.23 of the Seller Disclosure Schedule, no Target Entity nor any of its managers (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.24  Lending and Securitization Activities.

(a)  No Target Entity currently manages or services, or owns an interest in, any securitization transaction and, except as set forth in Section 4.24(a) of the Seller Disclosure Schedule, no Target Entity has managed, serviced or owned any interest in any securitization transaction for the past five (5) years.

(b)  (i) All loans, loan agreements, notes or borrowing arrangements (including leases, lines of credit, extensions of credit, credit enhancements, commitments, guarantees, loan participations, promissory notes, loan commitments and interest-bearing assets) in which a Target Entity is the creditor (and not serviced loans) (collectively, “Loans”): (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the Ordinary Course of Business of such Target Entity and, to Sellers’ Knowledge, are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect related to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity)), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (C) to the extent secured, have been secured by valid liens that have been perfected and (D) are not the subject of any written notice from an obligor asserting any defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(c)  Section 4.24(c) of the Seller Disclosure Schedule sets forth a true and complete list of all Loans as of the Reference Date, including the amount of all principal and accrued interest thereon, and whether such Loan was delinquent by more than thirty (30) days in the payment of principal and/or interest or to the Knowledge of Sellers, was otherwise in default.

(d)  Each outstanding Loan in which a Target Entity is or was during the past three (3) years the creditor was solicited and originated, and is and has been (during such time as a Target Entity was the creditor) administered and, where applicable, serviced, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of such Target Entity and with all applicable Laws.

(e)  Except as set forth on Section 4.24(e) of the Seller Disclosure Schedule, none of the agreements pursuant to which any Target Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, and no Target Entity has received written, or to the Knowledge of the Sellers, oral, notice of any pending claim for any Target Entity to repurchase Loans or interests therein.

Section 4.25  Risk Management Instruments. Each interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement to which any Target Entity is a party (each, a “Derivative Instrument”) (all of which are listed in Section 4.25 of the Seller Disclosure Schedule) was entered into (a) in accordance with all applicable Laws and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes a legal and binding obligation of the applicable Target Entity, and, to Sellers’ Knowledge, the counterparty thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect related to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity). No Target Entity, and, to Sellers’ Knowledge, no other party thereto, is in breach of its obligations under any such Derivative Instrument. True and correct copies of all Derivative Instruments have been Made Available to Buyer.

Section 4.26  Sanctions. No Seller, nor any of its Affiliates (including any Target Entity) is a Sanctioned Person or has engaged directly or indirectly in any transaction with any person or entity that is, or was at the time of such transaction, a Sanctioned Person. Each Target Entity has complied in all material respects with Sanctions and applicable Laws relating to exports and/or imports of goods, software, technology and services, including with respect to releases of technology and/or software source code to non-U.S. persons located in the United States.

Section 4.27  Related Party Transactions. Except as set forth on Section 4.27 of the Disclosure Schedule, no Seller nor any of its Affiliates (other than the Target Entities) nor any manager, officer or director of such Seller or any of its Affiliates, nor any director, manager, or officer of any Target Entity, or, to Sellers’ Knowledge, any individual related by blood, marriage or adoption to, or Affiliate of, any such individual, (a) is a party to any Contract or transaction with any Target Entity (other than employment arrangements and the Company Plans), including any intercompany account obligations (including Indebtedness), (b) is party to any cause of action against any Target Entity, (c) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Target Entities or Systems or (d) owes any money to, or is owed any money by, any Target Entity. To Sellers’ Knowledge, no manager, officer or director of a Seller or any of its Affiliates (or other Person holding a comparable position at any Target Entity) serves as an officer, director or manager of, or otherwise serves in a management capacity (including by virtue of a consulting relationship) for, any other Person with whom the Target Entities has a business relationship. Each arrangement set forth on Section 4.27 of the Seller Disclosure Schedule is on arm’s length terms, including with respect to price. Except as set forth on Section 4.27 of the Seller Disclosure Schedule, effective as of the Closing, all payables, receivables, liabilities and other obligations between a Target Entity, on the one hand, and the Sellers and their Affiliates (other than the Target Entities), on the other hand, shall have been terminated.

Section 4.28  Unlawful Payments. Each of the Target Entities is and has been for the past three (3) years in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable foreign or domestic federal, state, or provincial anti-corruption or bribery Laws in any jurisdiction in which such Target Entity has conducted its business (collectively, “Anti-Bribery Laws”). No Target Entity has received any written communication from any Governmental Entity that alleges that any Target Entity, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by any Target Entity for the past three (3) years. To Sellers’ Knowledge, no current or former Representatives of any Target Entity is currently an officer, agent or employee of a Governmental Entity. No Target Entity has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws. No Target Entity or any of their respective current or former Representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such Governmental Entity, customer, political party or official or political office.

Section 4.29  No Other Representations or Warranties; Disclaimer. Except as provided in this ARTICLE IV or ARTICLE III or in the Spruce Manager Transfer Agreement, Sellers are not making any representation or warranty whatsoever, express or implied, at law or in equity, to Buyer, and no Seller shall be liable in respect of the accuracy or completeness of any information provided to Buyer or its Representatives. Nothing in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim for, relieve any person of any liability or obligation for, or limit or impair any recourse or remedy of any Person available for Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 5.1 Organization, Power and Authority. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

Section 5.2 Authorization of Transaction. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of Buyer, and no other corporate or other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes (assuming the due execution and delivery by other parties hereto) a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.3 Governmental Approvals. Assuming the accuracy of the representations and warranties of Sellers contained in Section 3.3, no filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder, except as set forth on Section 5.3 of the Buyer Disclosure Schedule.

Section 5.4 No Conflict or Violation. Except as set forth on Section 5.4 of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any applicable Law to which Buyer is subject, (b) violate, breach or constitute a default or an event of default by Buyer under any Contract to which Buyer is a party or (c) violate the Constitutive Documents of Buyer, except with respect to the foregoing clause (a) and clause (b) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.5 Brokers’ Fees. Except as set forth on Section 5.5 of the Buyer Disclosure Schedule, neither Buyer nor any of its directors (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.6 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened in writing against Buyer (or any of its respective officers or directors), before any Governmental Entity which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. There are no such Actions pending or, to Buyer’s Knowledge, threatened in writing challenging the validity or propriety of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any Orders that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.7 Acquisition of Shares for Investment. Buyer acknowledges that neither the offer nor the sale of the Transferred Interests has been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities Laws, and that neither Sellers nor any Target Company is under any obligation to register the Transferred Interests. Buyer (directly or through its Affiliates and advisors) is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Target Companies as contemplated hereunder. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the applicable Transferred Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the applicable Transferred Interests. Buyer is acquiring the applicable Transferred Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities Laws and with no present intention of distributing or reselling any part thereof. Buyer acknowledges and understands that the Transferred Interests are not registered under the Securities Act. Buyer understands that it may not sell or dispose of any of its Transferred Interests other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws.

Section 5.8 Accredited Investor. Buyer is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act. Neither Buyer nor anyone acting on its behalf has taken any action that would subject the issuance or sale of any or all of the Transferred Interests or any similar securities to the registration requirements of Section 5 of the Securities Act.

Section 5.9 Sufficient Funds. Buyer has cash on hand to enable Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including payments pursuant to ARTICLE II and fees and expenses of Buyer relating to the transactions contemplated hereby.

Section 5.10  Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyer, its Affiliates or the Target Entities. After giving effect to the transactions contemplated hereby, and assuming the accuracy of the representations and warranties made by Sellers in this Agreement, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business, or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.11  R&W Insurance Policy. Buyer has purchased and secured coverage under the R&W Insurance Policy, a true, accurate and complete copy of which is attached hereto as Exhibit B. The R&W Insurance Policy provides that the insurer thereunder does not hold subrogation rights against any insured or any Seller except in the case of Fraud.

Section 5.12  No Other Representations or Warranties; Disclaimer. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN ARTICLE V (AS QUALIFIED BY THE BUYER DISCLOSURE SCHEDULE), BUYER ON BEHALF OF ITSELF AND ITS REPRESENTATIVES EXPRESSLY DISCLAIM (AND SELLERS ACKNOWLEDGE AND AGREE THAT BUYER ARE NOT MAKING AND SELLERS DISCLAIM ANY RELIANCE UPON) ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE VI

COVENANTS

Section 6.1 Confidentiality.

(a)  Post-Closing Obligations. Following the Closing Date, and except as provided in Section 6.1(b), (i) Buyer agrees not to disclose or allow disclosure to others of, or use, any Seller Confidential Information for a period of six (6) years after the Closing Date, and (ii) Sellers and the Sellers’ Representative agree not to disclose or allow disclosure to others of, or use, Buyer Confidential Information for a period of six (6) years after the Closing Date. Notwithstanding anything in this Agreement to the contrary, (x) none of Sellers, the Sellers’ Representative nor their Affiliates shall be prohibited from disclosing their prior ownership of or investment in the Target Entities or the performance of such investments, and (y) nothing in this Section 6.1 shall limit disclosure of Seller Confidential Information by Buyer or its Representatives, or disclosure of Buyer Confidential Information by Sellers, the Sellers’ Representative or their Representatives, in each case in order to pursue or defend against a claim brought by a party hereto or a third-party beneficiary described in Section 7.12 in pursuit of the rights or in the exercise of the remedies under this Agreement of such party or third-party beneficiary.

(b)  Required Disclosure. Following the Closing Date:

(i)  In the event that any of Buyer or its Representatives are requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process to disclose any Seller Confidential Information, Buyer, to the extent permitted by Law, shall provide the Sellers’ Representative with prompt prior written notice of such requirement, which notice shall include the terms and circumstances surrounding such requested or required disclosure, in order to enable the Sellers’ Representative to seek an appropriate protective order or other remedy, and Buyer shall consult and reasonably cooperate with the Sellers’ Representative, at Sellers’ sole expense, with respect to taking steps to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, any of Buyer or its Representatives believes in good faith, after consulting with counsel, that it is, nonetheless, required by Law to disclose Seller Confidential Information, then notwithstanding anything to the contrary in this Section 6.1, Buyer (x) may (or may cause its Representatives to) furnish only that portion of the Seller Confidential Information that Buyer or its Representatives believe, after consulting with counsel, is legally required, and (y) to the extent permitted by Law, shall (or shall cause its Representatives to) give reasonable advance notice to the Sellers’ Representative of the information to be disclosed. All costs and expenses of Buyer and its Representatives in connection with any protective order sought by the Sellers’ Representative pursuant to this Section 6.1(b)(i) shall be borne by Sellers.

(ii)  In the event that any of Sellers, the Sellers’ Representative or their Representatives are requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process to disclose Buyer Confidential Information, the Sellers’ Representative, to the extent permitted by Law, shall provide Buyer with prompt prior written notice of such requirement, which notice shall include the terms and circumstances surrounding such requested or required disclosure, in order to enable Buyer to seek an appropriate protective order or other remedy, and Sellers and the Sellers’ Representative shall consult and reasonably cooperate with Buyer, at Buyer’s sole expense, with respect to taking steps to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, any of Sellers, the Sellers’ Representative or their Representatives believes in good faith, after consulting with counsel, that it is, nonetheless, required by Law to disclose Buyer Confidential Information, then notwithstanding anything to the contrary in this Section 6.1, Sellers and the Sellers’ Representative (x) may (or may cause their Representatives to) furnish only that portion of the Buyer Confidential Information that Sellers, the Sellers’ Representative or their Representatives believe, after consulting with counsel, is required, and (y) to the extent permitted by Law, shall (or shall cause their Representatives to) give reasonable advance notice to Buyer of the information to be disclosed. All costs and expenses of Sellers, the Sellers’ Representative and their Representatives in connection with any protective order sought by Buyer pursuant to this Section 6.1(b)(ii) shall be borne by Buyer.

Section 6.2 Tax Matters.

(a)  Transfer Taxes. The transfer of the Transferred Interests pursuant to this Agreement constitutes a sale of intangible Equity Interests in the limited liability companies comprising the Target Companies. Accordingly, Buyer and Sellers do not anticipate any Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Sellers, on the one hand, and the Buyer, on the other hand, shall each be responsible for the payment of 50% of any Transfer Taxes arising in connection with the consummation of the transactions contemplated by this Agreement. Each of Sellers and Buyer shall, and shall cause its respective Affiliates to, cooperate to timely prepare and file any required Tax Returns in connection with such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 6.2(a).

(b)  Cooperation. After the Closing Date, Buyer and Sellers shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate fully in preparing any Tax Returns or amended Tax Returns of or with respect to the Target Entities and with respect to any audits of, or disputes with any Governmental Entity regarding, any Tax Returns by or with respect to any Target Entity, all at the sole expense of the requesting party.

(c)  Audits. Buyer shall (or shall cause the applicable Target Entity to) give written notice to the Sellers’ Representative regarding, and within ten (10) days after, the receipt by Buyer or any of its Affiliates of notice of any inquiries, claims, assessments, examinations, audits or similar events with respect to income Taxes of or with respect to the Target Entities that are or were partnerships for federal income Tax purposes to the extent relating to any Pre-Closing Taxable Period or Straddle Period and for which an election described in Section 6.2(d) can be made (a “Tax Contest”). To the extent a Tax Contest is reasonably expected to result in a Tax liability or an indemnification obligation under this Agreement for Sellers, (i) the Sellers’ Representative shall have the right to control the prosecution, settlement or compromise of the Tax Contest, (ii) Buyer shall have the right to participate at its own expense in the resolution of such Tax Contest, (iii) both Parties shall cooperate to act reasonably with respect to such Tax Contest and shall mutually confer, as reasonable and appropriate, on material matters relating to such Tax Contest, and (iv) unless (A) such Tax Contest will not result in a Tax liability for the applicable Target Entity and Buyer and (B) will not otherwise impact the Tax Returns of Buyer and its Affiliates for a Tax period (or portion thereof) beginning after the Closing Date, the Sellers’ Representative shall not settle such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Buyer shall (and shall cause the applicable Target Entity to) take any action in connection with any such proceeding as the Sellers’ Representative shall reasonably request from time to time to implement the preceding sentence. With respect to any inquiries, claims, assessments, examinations, audits or similar events with respect to Taxes of or with respect to the Target Entities (other than Tax Contests), to the extent relating to any Pre-Closing Taxable Period or Straddle Period (a “Non-Income Tax Contest”), (i) Buyer shall (or shall cause the applicable Target Entity to) give written notice to the Sellers’ Representative regarding, and within ten (10) days after, the receipt by Buyer or any of its Affiliates of notice of any such Non-Income Tax Contest and (ii) to the extent a Non-Income Tax Contest is reasonably expected to result in a Tax liability or an indemnification obligation under this Agreement for Sellers, the Sellers’ Representative shall have the right to participate in, at Sellers’ expense, the resolution of such Non-Income Tax Contest, and Buyer shall not settle such Non-Income Tax Contest without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)  If any of the Target Entities receives a partnership adjustment to income from the Internal Revenue Service (or any other equivalent state, local or foreign Tax authority) with respect to a Pre-Closing Taxable Period or Straddle Period, the Buyer shall (and the Sellers’ Representative shall cooperate, if needed), to the extent permitted by the applicable governing documents of the Target Entity that is or was a partnership, cause such Target Entity to make a “push out” election pursuant to Section 6226 of the Code (or equivalent election, if available, under state, local or foreign Law), such that equity holders of such Target Entity that were partners in the “reviewed year” include in income their allocable portion of the applicable partnership adjustment; provided that, for avoidance of doubt, any (actual or imputed) liability of Sellers for Taxes resulting from such election shall be subject in all events to the rights and obligations of the Parties set forth in Section 6.2(c).

(e)  Each Target Entity that remains a partnership after the Closing Date shall attach a properly completed election statement pursuant to Section 754 of the Code (and any similar provisions of applicable state, local or foreign Law) to such Target Entity’s Tax Returns for its taxable year that will include the Closing Date effective for the Tax period that includes the Closing Date, to the extent permitted under applicable Law and the Tax Equity Documents.

Section 6.3 Post-Closing Access; Preservation of Records.

(a)  Following the Closing, Sellers shall make or cause to be made available to Buyer and its Representatives all books, records and documents of Spruce Manager LLC and its Affiliates not transferred to Buyer, solely relating to the Business, and reasonably requested by Buyer (and the reasonable assistance of personnel responsible for such books, records and documents) during regular business hours; provided, however, that access to such books, records, documents and employees shall not unreasonably interfere with the normal business operations of Sellers and its Affiliates and the reasonable and documented out-of-pocket expenses of Sellers and its Affiliates incurred in connection therewith shall be paid by Buyer. Sellers shall, and shall cause their Affiliates to, maintain and preserve all such books, records and other documents for seven (7) years after the Closing Date (or for such longer time as Buyer shall advise Sellers is necessary to have such books, records and other documents available with respect to Tax matters or any pending inquiry, investigation, claim or dispute).

(b)  Following the Closing and subject to applicable Law, Buyer shall, and shall cause their Affiliates (including the Target Entities) to, make or cause to be made available to the Sellers’ Representative and its Representatives (including the right to make, at the Sellers’ Representative’s expense, photocopies), upon the prior written request of the Sellers’ Representative during regular business hours and upon reasonable advance notice and in such a manner as to not interfere unnecessarily with the conduct of business of Buyer and its Affiliates (including the Target Entities), all books, records and documents in existence at the Closing as required by applicable Law or for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than any Action in which the parties are in an adversarial relationship, which shall be determined by applicable discovery rules), or (ii) preparing reports to Governmental Entities, including Tax Returns; provided, however, that the reasonable and documented out-of-pocket expenses of Buyer and its Affiliates (including the Target Entities) incurred in connection therewith shall be paid by Sellers. Buyer shall, and shall cause its Affiliates (including the Target Entities) to, maintain and preserve all such books, records and other documents for seven (7) years after the Closing Date. Before Buyer or any of its Affiliates (including the Target Entities) may dispose of any such books, records and other documents, Buyer shall give at least sixty (60) days’ prior written notice to the Sellers’ Representative of such intention to dispose, and the Sellers’ Representative shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect. Notwithstanding the foregoing, Buyer and its Affiliates (including the Target Entities) shall not be required to disclose information pursuant to this Section 6.3(b) if such disclosure, in Buyer’s reasonable discretion, would or would reasonably be expected to (i) result in the loss of attorney-client privilege, work product privilege or any similar protection with respect to such information, (ii) result in a violation of Law or any obligation of confidentiality, (iii) result in the disclosure of any trade secret, or (iv) result in the loss of any competitive advantage of Buyer or its Affiliates (including the Target Entities).

Section 6.4 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents, the parties hereto or thereto shall take such further action (including the execution and delivery of such further documents and instruments) as a party hereto may reasonably request.

Section 6.5 Indemnification of Managers and Officers.

(a)  Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing now existing in favor of the mangers, directors or officers of the Target Entities (the “D&O Indemnified Persons”) under the Constitutive Documents thereof shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years following the Closing. After the Closing, Buyer shall, and shall cause each Target Entity to, honor any indemnification arrangements between such Target Entity, on one hand, and any of such D&O Indemnified Persons, on the other hand, to the extent listed in Section 6.5 of the Seller Disclosure Schedule. In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth or referred to in this Section 6.5, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. Notwithstanding the foregoing, no D&O Indemnified Person who would otherwise be entitled to indemnification or other rights in accordance with this Section 6.5 shall be entitled to such indemnification or other rights to the extent any losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing for or defending any of the foregoing) suffered or incurred otherwise entitling such D&O Indemnified Person to such indemnification or other rights arise from conduct of such D&O Indemnified Person that constitutes a breach of the representations and warranties set forth in this Agreement or in any other Transaction Document.

(b)  At or prior to the Closing, a Target Entity or Target Entities shall purchase a six (6) year directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the managers, directors and officers of each Target Entity who are currently covered by any existing directors’ and officers’ liability insurance or fiduciary liability insurance policies applicable to each Target Entity (the “Tail Policy”).

(c)  In the event that Buyer, any Target Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Buyer or the applicable Target Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

(d)  This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement at the Closing, shall be binding on all successors and assigns of Buyer and the Target Entities, is intended to benefit the D&O Indemnified Persons, and shall be enforceable by the D&O Indemnified Persons.

Section 6.6 Nondisparagement.

(a)  For a period of four (4) years following the Closing Date (the “Restricted Period”), each of the Sellers and the Sellers’ Representative hereby covenants and agrees not to, and to cause each of its respective Affiliates not to, at any time make negative comments or otherwise disparage Buyer or its Affiliates (including the Target Entities) or any of their respective officers, directors, employees, equityholders, agents, services or products; provided that a Seller or the Sellers’ Representative (or their respective Affiliates) may (i) give truthful testimony under oath, (ii) pursue any rights or remedies available under this Agreement, or (iii) defend against or rebut any claims or matters asserted against such Seller or the Sellers’ Representative (or their respective Affiliates), as applicable, by Buyer or its Affiliates (including the Target Entities).

(b)  For the duration of the Restricted Period, Buyer hereby covenants and agrees not to, and to cause each of its Affiliates (including the Target Entities) not to, at any time make negative comments or otherwise disparage Sellers, the Sellers’ Representative or their respective Affiliates (excluding portfolio companies of the Sellers’ Representative) or any of their respective officers, directors, employees, equityholders, agents, services or products; provided that Buyer (or its Affiliates (including the Target Entities)) may (i) give truthful testimony under oath, (ii) pursue any rights or remedies available under this Agreement, or (iii) defend against or rebut any claims or matters asserted against Buyer (or its Affiliates (including the Target Entities)) by any Seller, the Sellers’ Representative or their respective Affiliates.

Section 6.7 Non-Solicitation and Non-Hire. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers and the Sellers’ Representative hereby covenants and agrees for a period of three (3) years following the Closing Date not to, and to cause each of its Affiliates (provided that, for purposes of this Section 6.7, portfolio companies of the Sellers’ Representative will not be deemed to be Affiliates and the restrictions contained in this Section 6.7 will not apply to the portfolio companies of the Sellers’ Representative so long as no such portfolio company has received any Buyer Confidential Information) not to, directly or indirectly on behalf of any Seller or the Sellers’ Representative or on behalf of any third party or Person, solicit for hire or hire any person who is an officer or employee of a Target Entity with a title of Director or Manager or more senior as of the Closing Date; provided, however, that the following will not be deemed a violation of this Section 6.7: (a) the solicitation or hiring of any person who is no longer employed by Buyer or its Affiliates (including the Target Entities) for at least six (6) months following the Closing Date; (b) any public advertisement or posting or other form of general solicitation that is not directed at any or all of the employees of the Buyer or its Affiliates (including the Target Entities); and (c) any solicitation by a bona fide search firm that has not been directed by any Seller or the Sellers’ Representative to solicit such any or all of the employees of Buyer or its Affiliates (including the Target Entities).

Section 6.8 Press Releases. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated hereby, including the initial press release to be released in connection with the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Buyer and the Sellers’ Representative. If any press release or other public communication is required by applicable Law or the regulations of any national securities exchange, unless prohibited by applicable Law, Buyer and the Sellers’ Representative will use commercially reasonable efforts to allow the other reasonable time to comment on such press release, public announcement or filing in advance of its issuance, and shall give due regard to including such comments in any such press release, public announcement or filing.

Section 6.9 R&W Insurance Policy. Buyer shall not, and shall not permit any of its Affiliates (including the Target Entities) to, amend, modify or otherwise change, terminate or waive the subrogation provisions of the R&W Insurance Policy in any manner that could have an adverse impact on the liability of any Seller without the prior written consent of the Sellers’ Representative, which consent may be withheld, conditioned or granted in the Sellers’ Representative’s sole and absolute discretion. Buyer shall not impede any Seller’s exercise of its third party beneficiary rights with respect to the R&W Insurance Policy. Buyer shall not obtain any other representations and warranties insurance policy or similar insurance policy related to this Agreement, Sellers, or the Target Entities unless it contains a waiver by the insurer of any indemnification, contribution, subrogation or other rights to pursue any claim against any Seller, any of their respective Affiliates or Representatives or any of their respective successors and assigns (including rights of any Seller to enforce such a waiver), except in the case of fraud by any Seller in connection with this Agreement or the transactions contemplated hereby, which has been reviewed and approved in writing by the Sellers’ Representative, in its sole and absolute discretion.

6.10 Code Section 280G. Prior to the Closing Date, the Target Entities set forth on Section 6.10 of the Seller Disclosure Schedule shall submit to an equityholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish each disqualified individual’s right to the payment or other compensation, and the applicable Target Entities shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the applicable Target Entities shall provide adequate disclosure to the applicable Target Entities’ equityholders that hold voting Equity Interests of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder. At least two (2) days prior to the vote, the Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the applicable Target Entities’ equityholders in connection with such vote and any required disqualified individual waivers or consents, and the applicable Target Entities shall reflect all reasonable comments of the Buyer thereon. The Buyer and its counsel shall be provided copies of all documents executed by the equityholders and disqualified individuals in connection with the vote.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. None of the representations and warranties contained in ARTICLE III or ARTICLE IV shall survive the Closing, and no Seller, nor the Sellers’ Representative, shall have any liability after the Closing for any inaccuracy therein or breach thereof, except in the case of Fraud. None of the representations and warranties of Buyer contained in ARTICLE V shall survive the Closing, except for Section 5.7 (Acquisition of Shares for Investment) and Section 5.10 (Solvency) which shall survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date and Buyer shall defend, indemnify and hold harmless Sellers and their representative members, shareholders, Representatives, successors and assigns from and against any loss suffered or incurred in connection with the breach or inaccuracy thereof. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms or for their stated term, as applicable, and Buyer and Sellers, as applicable, shall defend, indemnify and hold harmless one another and their respective members, shareholders, Representatives, successors and assigns from and against any loss suffered or incurred in connection with the breach thereof. Notwithstanding the foregoing, nothing in this Section 7.1 shall limit in any manner (a) any claim made by Buyer under the R&W Insurance Policy or (b) any claim for Fraud.

Section 7.2 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Buyer and the Sellers’ Representative, with such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that, notwithstanding the foregoing, Buyer shall be entitled to assign all of its rights, interests and obligations hereunder to (a) any Affiliate, (b) in connection with any disposition or transfer of all or any portion of the Target Entities or any of their respective businesses or assets in any form of transaction, and (c) to any lender of Buyer or any of its Affiliates as collateral security, each without the prior written consent or approval of the Sellers’ Representative; provided that in the case of (a) or (c), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, and in the case of (b), Buyer shall use commercially reasonable efforts to make proper provision so that the successors and assigns shall assume its obligations hereunder. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.3 Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement and all other agreements executed pursuant to the terms of this Agreement shall be governed by and construed in accordance with, and all disputes (whether for breach of contract or a tort) arising out of this Agreement, such other agreements or the transactions contemplated hereby or thereby shall be governed by, the laws of the State of New York without reference to any choice of law principles thereof (including any borrowing statute) that would cause the application of the laws of another jurisdiction except for Sections 5-14-1 and 5-1402 of the New York General Obligations Law.

(b)  Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party in the manner provided in Section 7.5 (and nothing in this Section 7.3 shall affect the right of any party to serve legal process in any other manner permitted by Law), (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan of the City of New York, and in the absence of such jurisdiction, the United States District Court for the Southern District of New York, and any appellate court therefrom, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the courts of the State of New York in the Borough of Manhattan of the City of New York or the United States District Court for the Southern District of New York, and any appellate court therefrom, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties hereto agree that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION, CLAIM, DEMAND OR LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER NOW EXISTING OR HEREAFTER ARISING). EACH PARTY HERETO HEREBY CERTIFIES THAT NO OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT THE OTHER PARTIES HAVE RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

Section 7.4 Specific Performance. The parties hereto agree and acknowledge that the failure to perform under this Agreement will be an actual, immediate and irreparable harm and injury and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. The parties hereto further agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of (a) specific performance as a remedy for a breach of this Agreement or any such other agreement or instrument, or (b) any action or proceeding for any such remedy to be brought in accordance with Section 7.3(b) exclusively in the courts of the State of New York in the Borough of Manhattan of the City of New York or the United States District Court for the Southern District of New York, and any appellate court therefrom. Each party hereto waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties hereto further agree that by seeking the remedies provided for in this Section 7.4 a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages.

Section 7.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed e-mail, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

XL Fleet Corp.

47000 Liberty Drive

Wixom, MI 48393

Attention: Stacey Constas

Email: sconstas@xlfleet.com

With copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale & Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, NY 10007

Attention: Andrew P. Alin
Email: andrew.alin@wilmerhale.com

and

Wilmer Cutler Pickering Hale & Dorr LLP
60 State Street
Boston, Massachusetts 02109

Attention: Thomas S. Ward
Email: thomas.ward@wilmerhale.com

If to Sellers or the Sellers’ Representative, to:

HPS Investment Partners, LLC
40 West 57th Street
New York, NY 10019

Attention:	Michael Dorenfeld Piero Russo HPS Dealexecution HPS Directlending MO
Email:	Michael.Dorenfeld@hpspartners.com Piero.Russo@hpspartners.com deal-execution@hpspartners.com directlendingmo@hpspartners.com

With a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
Two California Plaza
250 South Grand Avenue, Suite 3400
Los Angeles, CA 90071

Attention:	John J. Leonti
James M. Hipolit
Email:	john.leonti@troutman.com james.hipolit@troutman.com

Section 7.6 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 7.7 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment advisory, investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.9 Disclosure Schedules. The parties agree that the Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Person except as and to the extent expressly provided in this Agreement. The parties acknowledge that headings have been inserted on or included in the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedules. Any exception or qualification set forth on a Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants of Buyer, Sellers or the Target Companies, as applicable, contained in this Agreement to the extent that the applicability of such exception or qualification is cross-referenced or is otherwise reasonably apparent on its face; provided, however, that in no event shall any disclosure in any section or subsection of the Seller Disclosure Schedule be deemed to qualify the representations and warranties set forth in Section 4.5, unless such disclosure is specifically set forth on Section 4.5. The inclusion of information in any section of any Disclosure Schedule hereto shall not be construed as an admission that such information is material to the applicable Person (including, in the case of Sellers, the Target Entities). In addition, matters disclosed in the any Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in such Disclosure Schedule, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 7.10  Amendments. Any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Buyer and the Sellers’ Representative.

Section 7.11  Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by means of facsimile or portable document format (PDF)), each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon both parties hereto notwithstanding the fact that both parties are not signatory to the original or the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.12  Third-Party Beneficiaries. This Agreement is for the sole benefit of (i) the parties hereto, (ii) their permitted assigns, (iii) solely for the purposes of Section 6.5, the D&O Indemnified Persons, (iv) solely for the purposes of Section 7.14, the Seller Related Persons or the Buyer Related Persons, as applicable, (v) solely for the purposes of Section 7.15, Counsel and (vi) solely for the purposes of Section 7.16, the Nonparty Affiliates. Nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 7.13  Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 7.14  Waiver of Remedies.

(a)  Except as otherwise expressly provided in Section 7.14(c), from and after the Closing, Buyer, on behalf of itself and each of its present and future Affiliates and their respective Representatives and the respective successors and assigns of the foregoing (collectively, the “Buyer Releasors”), hereby irrevocably, knowingly and unconditionally release and forever discharge Sellers, their Affiliates and their respective Representatives, current and former managers, directors and officers of Sellers and the Sellers’ Representative and their respective successors and assigns (collectively, the “Seller Related Persons”) of and from any and all claims, demands, Actions, causes of action, liabilities, losses and suits of every kind, nature, character and description, fixed or contingent, known or unknown, at law or in equity, which the Buyer Releasors may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event up to and including the Closing, in each case relating to Sellers’ ownership or operation of the Target Entities or their assets and the Transferred Interests. Buyer shall, and shall cause the Buyer Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Seller Related Person based upon any matter released pursuant to this Section 7.14(a). Each Seller Related Person to whom this Section 7.14(a) applies shall be a third party beneficiary of this Section 7.14(a). Buyer (i) acknowledges that this release shall apply to all unknown or anticipated results of any action of any Seller Related Person, as well as those known and anticipated, (ii) acknowledges and agrees that Buyer may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accepts and assumes the risk of such possible differences in fact, agrees that this release shall be and remains effective, notwithstanding any such differences and hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledges that it understands the significance and potential consequence of such a release of unknown claims; (iii) in furtherance thereof, and without limiting the foregoing, expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and by any similar provision of the applicable Laws of any other jurisdiction, including Delaware, Texas, Massachusetts and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims; and (iv) represents that this release is executed voluntarily with full knowledge of its significance and legal effect, consents that claims, demands, obligations, liabilities,defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action released hereunder be construed as broadly as possible.

(b)  Except as otherwise expressly provided in Section 7.14(c), from and after the Closing, Sellers and the Sellers’ Representative on behalf of themselves and each of their present and future Affiliates and their respective Representatives and the respective successors and assigns of the foregoing (collectively, the “Seller Releasors”), hereby irrevocably, knowingly and unconditionally release and forever discharge Buyer, the Target Entities, their Affiliates and their respective Representatives, current and former managers, directors and officers and the respective successors and assigns of the foregoing (collectively, the “Buyer Related Persons”) of and from any and all claims, demands, Actions, causes of action, liabilities, losses and suits of every kind, nature, character and description, fixed or contingent, known or unknown, at law or in equity, which the Seller Releasors may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event up to and including the Closing, in each case relating to Sellers’ ownership of the Target Entities or their assets and the Transferred Interests or otherwise relating to business, operation or management of the Target Entities. Each Seller and the Sellers’ Representative shall, and shall cause the Seller Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Buyer Related Person based upon any matter released pursuant to this Section 7.14(b). Each Buyer Related Person to whom this Section 7.14(b) applies shall be a third party beneficiary of this Section 7.14(b). Each Seller and the Sellers’ Representative (i) acknowledges that this release shall apply to all unknown or anticipated results of any action of any Buyer Related Person, as well as those known and anticipated, (ii) acknowledges and agrees that it may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accepts and assumes the risk of such possible differences in fact, agrees that this release shall be and remains effective, notwithstanding any such differences and hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledges that it understands the significance and potential consequence of such a release of unknown claims; (iii) in furtherance thereof, and without limiting the foregoing, expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and by any similar provision of the applicable Laws of any other jurisdiction, including Delaware, Texas, Massachusetts and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims; and (iv) represents that this release is executed voluntarily with full knowledge of its significance and legal effect, consents that claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action released hereunder be construed as broadly as possible.

(c)  Nothing in this Section 7.14 is intended to, nor does it, (i) extend to or otherwise affect any claims or other rights in respect of this Agreement or any other Transaction Document, or any of the provisions set forth herein or therein or (ii) release any claim for Fraud.

Section 7.15  Privilege; Counsel. Troutman Pepper Hamilton Sanders LLP (collectively, the “Counsel”) is representing Sellers (or their Affiliates) and the Target Entities in connection with the transactions contemplated by this Agreement and has previously represented Sellers and the Target Entities in other matters. Buyer (on its behalf and on behalf of its Affiliates, including, after the Closing, the Target Entities) hereby (a) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates, on the one hand, and Sellers (or any Affiliate of Sellers), on the other hand, Counsel may represent Sellers (or such Affiliate) in such dispute even though the interests of Sellers (or such Affiliate) may be directly adverse to Buyer, the Target Entities or any of their respective Affiliates and even though Counsel may have represented the Target Entities in a matter substantially related to such dispute or may be handling ongoing matters for Buyer or the Target Entities and (b) waives any actual or potential conflict in connection therewith or relating thereto. Buyer (on its behalf and on behalf of its Affiliates, including, after the Closing, the Target Entities) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications between Counsel and Sellers or their Affiliates including the Target Entities (including any of their respective managers, directors, officers or employees or any other party related to Sellers) that arise out of or relate to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to Sellers and shall be controlled by Sellers and shall not pass to or be claimed by Buyer, the Target Entities or any of their respective Affiliates; provided, that such communications, privilege and confidence belongs to Sellers solely in the case of a dispute relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Target Entities or any of their respective Affiliates, on the one hand, and a third party other than a party hereto, on the other hand, after the Closing, any Target Entities may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Counsel; provided, however, that such Target Entities may not waive such privilege without the prior written consent of Sellers, which consent may be withheld, conditioned or granted in Sellers’ sole and absolute discretion.

Section 7.16  Personal Liability. Except in the case of Fraud, each party hereto acknowledges and agrees that all claims, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”), and that no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party (other than Sellers or Buyer), or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, and causes of action, against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 7.17  Non-Reliance; No Other Representations or Warranties.

(a)  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that:

(i)  no Seller nor any Target Entity is making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule) and in the Spruce Manager Transfer Agreement, Buyer is entering into and consummating the transactions contemplated by this Agreement and the Spruce Manager Transfer Agreement in reliance solely upon and subject only to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule) and in the Spruce Manager Transfer Agreement, and Buyer disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including the accuracy or completeness of such representations, warranties, or statements, other than the specific representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule) and in the Spruce Manager Transfer Agreement;

(ii)  other than Sellers, no Representative of Sellers or the Target Entities, or any other Person, has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in the Spruce Manager Transfer Agreement, and Buyer expressly disclaims (A) that it is relying upon or has relied upon any such other representations or warranties that may have been made or may be alleged to have been made by any Person, and acknowledges and agrees that the Target Entities and Sellers have specifically disclaimed, and do hereby specifically disclaim, any such other representation or warranty that may have been made or may be alleged to have been made by any Person, and (B) any obligation or duty by the Target Entities or Sellers to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV or in the Spruce Manager Transfer Agreement;

(iii)  no promise or inducement for this Agreement has been made to Buyer except as set forth herein, and Buyer has independently determined that the representations and warranties set forth in ARTICLE III and ARTICLE IV and in the Spruce Manager Transfer Agreement are the only representations and warranties that Buyer required in connection with its decision to enter into this Agreement and the Spruce Manager Transfer Agreement and consummate the transactions contemplated hereby and thereby; and

(iv)  none of the Target Entities or Sellers, any of their Affiliates or Representatives nor any other Person will have or be subject to any liability to Buyer or any of its Affiliates resulting from the distribution to Buyer, for its use, of any information, document or material made available to Buyer, whether or not included in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement, including financial projections, in each case other than with respect to the specific representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the Seller Disclosure Schedule) and in the Spruce Manager Transfer Agreement.

(b)  Notwithstanding anything contained in this Agreement to the contrary, each Seller acknowledges and agrees that:

(i)  Buyer is not making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in ARTICLE V (as modified by the Buyer Disclosure Schedule), each Seller is entering into and consummating the transactions contemplated by this Agreement in reliance solely upon and subject only to the specific representations and warranties set forth in ARTICLE V (as modified by the Buyer Disclosure Schedule), and each Seller disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including the accuracy or completeness of such representations, warranties, or statements, other than the specific representations and warranties set forth in ARTICLE V (as modified by the Buyer Disclosure Schedule);

(ii)  other than Buyer, no Representative of Buyer, or any other Person, has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and each Seller expressly disclaims (A) that it is relying upon or has relied upon any such other representations or warranties that may have been made or may be alleged to have been made by any Person, and acknowledges and agrees that Buyer has specifically disclaimed, and does hereby specifically disclaim, any such other representation or warranty that may have been made or may be alleged to have been made by any Person, and (B) any obligation or duty by Buyer to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE V; and

(iii)  no promise or inducement for this Agreement has been made to any Seller except as set forth herein, and each Seller has independently determined that the representations and warranties set forth in ARTICLE V are the only representations and warranties that Sellers required in connection with its decision to enter into this Agreement and consummate the transactions contemplated hereby.

Section 7.18  Sellers’ Representative.

(a)  By virtue of the execution of this Agreement by each Seller and without any further action of any Seller, each Seller shall have irrevocably authorized and appointed HPS Investment Partners, LLC to serve as the sole and exclusive agent, proxy and attorney in fact of such Seller, as the Sellers’ Representative under this Agreement with respect to any matter in connection with this Agreement or any other Transaction Document, including to consummate the transactions hereunder and thereunder, give and receive notices and service of process, negotiate claims and disputes and act on behalf of Sellers in connection with any Actions arising under, or relating to, this Agreement, execute and deliver any amendment to this Agreement, and take (or refrain from taking) all other actions to be taken by or on behalf of any Seller that the Sellers’ Representative otherwise deems necessary or appropriate in the Sellers’ Representative’s discretion in connection with this Agreement and the other Transaction Documents, and by its signature below it acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth in this Agreement. The Sellers’ Representative shall be entitled to assert the rights of Sellers under this Agreement, including ARTICLE II, ARTICLE VI, and this ARTICLE VII and any other provision of this Agreement or any other Transaction Document that expressly requires or permits actions to be taken by the Sellers’ Representative, including the receipt of notices. Any Person (including, for the avoidance of doubt, Buyer) shall be unconditionally entitled to rely, and shall have no liability for taking or not taking any action in reliance, on all actions, statements, representations and decisions of the Sellers’ Representative in such capacity.

(b)  Sellers shall be bound by all actions taken by the Sellers’ Representative in its capacity as such in accordance with this Agreement, and no Seller shall have the right to object to, dissent from, protest, or otherwise contest the same. The Sellers’ Representative shall promptly, and in any event within 10 Business Days, provide written notice to Sellers of any action taken on behalf of them by the Sellers’ Representative in accordance with the authority delegated to the Sellers’ Representative under any provision of this Agreement or any other Transaction Document that requires or permits actions to be taken by the Sellers’ Representative. Neither the Sellers’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct.

(c) The Sellers’ Representative shall be authorized to incur expenses and hire consultants, advisors and legal counsel in connection with its performance of its obligations as the Sellers’ Representative. Each Seller shall indemnify the Sellers’ Representative (severally, and not jointly, and in accordance with their respective Pro Rata Shares) from and against any and all losses suffered or incurred by the Sellers’ Representative arising out of or resulting from any such action taken or omitted to be taken by the Sellers’ Representative in its capacity as Sellers’ Representative under this Agreement. The Sellers’ Representative shall not be entitled to any compensation for its services in such capacity. For the avoidance of doubt, Sellers shall pay all expenses and fees (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative.

(d)  In the event that the Sellers’ Representative shall resign or be unable or unwilling to act for any reason, Sellers shall select a successor Sellers’ Representative to fill such vacancy. Upon written acceptance by such successor Sellers’ Representative, such successor Sellers’ Representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement and such successor Sellers’ Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Sellers’ Representative under this Agreement, and the predecessor Sellers’ Representative will be discharged from such predecessor Sellers’ Representative’s duties and obligations under this Agreement. Notice and a copy of the written instrument appointing such successor Sellers’ Representative must be delivered promptly, and in any event within five (5) Business Days, to Buyer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLERS

SF SOLAR BLOCKER 2 LLC

By:	HPS Investment Partners, LLC,
its Manager

By:	/s/ Jeffrey Fitts
	Name:	Jeffrey Fitts
	Title:	Managing Director

SF SOLAR BLOCKER 3 LLC

By:	HPS Investment Partners, LLC,
its Manager

By:	/s/ Jeffrey Fitts
	Name:	Jeffrey Fitts
	Title:	Managing Director

SPRUCE HOLDING COMPANY 3 HOLDCO LLC

By:	HPS Investment Partners, LLC,
its Investment Manager

By:	/s/ Jeffrey Fitts
	Name:	Jeffrey Fitts
	Title:	Managing Director

SELLERS’ REPRESENTATIVE

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Jeffrey Fitts
	Name:	Jeffrey Fitts
	Title:	Managing Director

BUYER

XL FLEET CORP.

By:	/s/ Eric Tech
	Name:	Eric Tech
	Title:	Chief Executive Officer